                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                            SOLA INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

          Common stock, par value $0.01 per share, of SOLA International Inc.

     (2)  Aggregate number of securities to which transaction applies:

          32,231,930 shares of common stock
          1,608,603 options to purchase shares of common stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          $28.00 per share of common stock
          $28.00 minus weighted average exercise price of $15.33 for 1,608,603 options

     (4)  Proposed maximum aggregate value of transaction: $922,875,040 (a)

     (5)  Total fee paid: $108,622.39(a)

          (a) As of December 6, 2004, there were 32,231,930 shares of common stock outstanding and 1,608,603 options to purchase shares of common stock outstanding. In the merger described in the accompanying proxy statement, each share of common stock will (subject to appraisal rights) be converted into the right to receive $28.00 in cash and each holder of any option will receive an amount in cash determined by multiplying the excess of $28.00 per share over the applicable exercise price of such option by the number of shares the holder could have purchased had the holder exercised that option in full. The filing fee of $108,622.39 was calculated pursuant to applicable rules and orders of the Commission and is equal to $117.70 per $1,000,000 of the proposed aggregate merger consideration of $922,875,040, which represents the sum of (a) the product of 32,231,930 issued and outstanding shares of common stock and merger consideration of $28.00 per share and (b) the product of (i) 1,608,603 shares of common stock underlying options and (ii) the difference between $28.00 per share and the weighted average exercise price of such options of $15.33 per share.

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Dear Stockholder:

     On December 5, 2004, we entered into a merger agreement with Sun Acquisition, Inc. and Carl Zeiss TopCo GmbH, the parent of Sun Acquisition.

     If the merger is completed, holders of SOLA's common stock will receive $28.00 in cash, without interest, for each share of SOLA's common stock they own.

     STOCKHOLDERS OF SOLA WILL BE ASKED, AT A SPECIAL MEETING OF SOLA'S STOCKHOLDERS, TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ADVISABLE, AND HAS DECLARED THAT IT IS IN THE BEST INTERESTS OF SOLA'S STOCKHOLDERS THAT SOLA ENTER INTO THE MERGER AGREEMENT AND CONSUMMATE THE MERGER ON THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SOLA'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     The time, date and place of the special meeting to consider and vote upon a proposal to approve and adopt the merger agreement and the merger are as follows:

                              3:00 p.m. local time, February 28, 2005
                              10590 West Ocean Air Drive,
                              Suite 300
                              San Diego, California 92130

     The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of SOLA's stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about SOLA from documents we have filed with the Securities and Exchange Commission.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF SOLA'S COMMON STOCK YOU OWN. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

     Thank you for your cooperation and continued support.

                                          Very truly yours,

                                          /s/ Maurice J. Cunniffe

                                          Maurice J. Cunniffe
                                          Chairman

                THIS PROXY STATEMENT IS DATED JANUARY 28, 2005,
    AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY 31, 2005.

                            SOLA INTERNATIONAL INC.
                           10590 WEST OCEAN AIR DRIVE
                                   SUITE 300
                          SAN DIEGO, CALIFORNIA 92130
                           TELEPHONE: (858) 509-9899
                          INTERNET SITE: WWW.SOLA.COM
                             ----------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 28, 2005

To the stockholders of SOLA International Inc.:

     A special meeting of stockholders of SOLA International Inc., a Delaware corporation, will be held on February 28, 2005, at 3:00 p.m. local time, at 10590 West Ocean Air Drive, Suite 300, San Diego, California 92130, for the following purposes:

          1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of December 5, 2004, by and among SOLA, Sun Acquisition, Inc. and Carl Zeiss TopCo GmbH, the parent of Sun Acquisition, and the merger contemplated thereby, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of SOLA International Inc. will be converted into the right to receive $28.00 in cash, without interest; and

          2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Only stockholders of record on January 24, 2005 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To assure your representation at the meeting in case you cannot attend, however, you are urged to vote your shares by marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.

     Holders of SOLA's common stock have the right to dissent from the merger and obtain payment in cash of the fair value of their common stock as appraised by the Delaware Court of Chancery under applicable provisions of Delaware law. This amount could be more, the same or less than the value a stockholder would be entitled to receive under the terms of the merger agreement. In order to perfect and exercise their appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under "Dissenters' Rights of Appraisal" in the accompanying proxy statement.

     The approval and adoption of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of SOLA's common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of approval and adoption of the merger agreement and the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against approval and adoption of the merger agreement and the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By order of the board of directors,

                                          -s- Jeremy C. Bishop
                                          JEREMY C. BISHOP
                                          President and Chief Executive Officer

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................  iii
SUMMARY.....................................................    1
The Proposed Transaction....................................    1
Board Recommendation........................................    1
Reasons for the Merger......................................    1
Opinion of Our Financial Advisor............................    1
Financing...................................................    2
Voting and Support Agreement................................    2
Material United States Federal Income Tax Consequences......    2
The Special Meeting of Our Stockholders.....................    2
Dissenters' Rights of Appraisal.............................    3
Our Stock Price.............................................    3
When the Merger Will be Completed...........................    3
Non-Solicitation of Other Offers............................    3
Conditions to Completing the Merger.........................    4
Termination of the Merger Agreement.........................    5
Termination Fee and Expenses................................    6
Employee Benefits Matters; Stock Options....................    6
Interests of Our Directors and Executive Officers in the
  Merger....................................................    6
Shares Held by Directors and Executive Officers.............    7
Procedure for Receiving Merger Consideration................    7
Questions...................................................    7
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................    7
THE PARTIES TO THE MERGER...................................    8
THE SPECIAL MEETING OF SOLA'S STOCKHOLDERS..................    9
Time, Place and Purpose of the Special Meeting..............    9
Who Can Vote at the Special Meeting.........................    9
Vote Required; Quorum.......................................    9
Voting By Proxy.............................................   10
Solicitation of Proxies.....................................   10
THE MERGER..................................................   11
Background of the Merger....................................   11
Reasons for the Merger......................................   13
Recommendation of Our Board of Directors....................   15
Interests of Our Directors and Executive Officers in the
  Merger....................................................   15
Opinion of Our Financial Advisor............................   17
Financial Projections.......................................   22
Financing for the Merger....................................   23
Voting and Support Agreement................................   24
Amendment to the Rights Agreement...........................   24

                                                              PAGE
                                                              ----
Material United States Federal Income Tax Consequences......   25
Required Regulatory Approvals and Other Matters.............   25
THE MERGER AGREEMENT........................................   27
General.....................................................   27
Consideration to be Received by Our Stockholders............   27
Exchange of Certificates....................................   27
Representations and Warranties..............................   27
Covenants Relating to the Conduct of Our Business...........   29
Special Meeting; Proxy Statement............................   29
Access to Information.......................................   29
No Solicitation of Other Offers.............................   30
Financing Cooperation.......................................   31
Reasonable Efforts..........................................   31
Publicity...................................................   32
Indemnification and Insurance...............................   32
Employee Benefits Matters...................................   32
Conditions to the Merger....................................   33
Termination of the Merger Agreement.........................   34
Termination Fee and Expenses................................   35
Amendment and Waiver........................................   36
MARKET PRICE OF OUR COMMON STOCK............................   36
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   37
DISSENTERS' RIGHTS OF APPRAISAL.............................   39
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2005
  ANNUAL MEETING............................................   41
HOUSEHOLDING INFORMATION....................................   41
WHERE YOU CAN FIND MORE INFORMATION.........................   41
ANNEX A -- Agreement and Plan of Merger
ANNEX B -- Voting and Support Agreement
ANNEX C -- Opinion of UBS Securities LLC
ANNEX D -- Section 262 of the Delaware General Corporation
  Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: The proposed transaction is the acquisition of SOLA International Inc.
   ("SOLA") by Carl Zeiss TopCo GmbH ("Carl Zeiss TopCo") pursuant to an Agreement and Plan of Merger (the "merger agreement") dated as of December 5, 2004 by and among SOLA, Sun Acquisition, Inc. ("merger sub") and Carl Zeiss TopCo. Once the merger agreement has been approved and adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into SOLA. SOLA will be the surviving corporation in the merger (the "surviving corporation") and will become a wholly-owned subsidiary of Carl Zeiss TopCo.

Q: WHAT WILL OUR STOCKHOLDERS RECEIVE IN THE MERGER?

A: After completion of the merger, our stockholders will receive $28.00 in cash, without interest, for each share of our common stock that they own. For example, if you own 100 shares of our common stock, you will receive $2,800.00 in cash in exchange for your SOLA shares.

Q: WHERE AND WHEN IS THE SPECIAL MEETING?

A: The special meeting will take place at 10590 West Ocean Air Drive, Suite 300,
   San Diego, California 92130, on February 28, 2005, at 3:00 p.m. local time.

Q: WHAT VOTE OF OUR STOCKHOLDERS IS REQUIRED TO APPROVE AND ADOPT THE MERGER
   AGREEMENT AND THE MERGER?

A: For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote "FOR" the approval and adoption of the merger agreement and the merger.

Q: HOW DOES OUR BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A: Our board of directors unanimously recommends that our stockholders vote
   "FOR" the proposal to approve and adopt the merger agreement and the merger. You should read "The Merger -- Reasons for the Merger" for a discussion of the factors that our board of directors considered in deciding to unanimously recommend the approval and adoption of the merger agreement and the merger.

Q: WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q: WHY IS MY VOTE IMPORTANT?

A: Whether or not you vote for the merger, if the merger is approved, you will be paid the merger consideration for your shares of our common stock upon completion of the merger, unless you exercise your appraisal rights. However, because approval of the merger proposal requires the affirmative vote of holders of record on the record date of a majority of our common stock outstanding, not just the common stock voting, if you do not vote, it will have the same effect as a vote against the merger proposal.

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure to return your proxy card will have the same effect as voting against the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger. See "The Special Meeting of SOLA's Stockholders -- Voting Required; Quorum."

Q: MAY I VOTE IN PERSON?

A: Yes. If your shares are not held in "street name" through a broker, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in "street name," you must first get a proxy card from your broker in order to attend the special meeting and vote.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of approving and adopting the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and the merger and they comply with the Delaware law procedures explained in this proxy statement.

Q: IS THE MERGER EXPECTED TO BE TAXABLE TO ME?

A: Generally, yes. The receipt of $28.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $28.00 per share and your adjusted tax basis in that share. You should read "The Merger -- Material United States Federal Income Tax Consequences" for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the first quarter of 2005. In order to complete the merger, we must obtain stockholder approval and satisfy a number of other closing conditions under the merger agreement. See "The Merger Agreement -- General" and "The Merger Agreement -- Conditions to the Merger."

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Shortly after the merger is completed, each holder of record will receive a letter of transmittal with instructions informing you how to send in your stock certificates in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: WHAT WILL I RECEIVE FOR MY STOCK OPTIONS IN THE MERGER?

A: Your stock options will be "cashed out," meaning that you will receive cash payments for each share underlying your options equal to the excess, if any, of $28.00 per share over the exercise price per share of your options, subject to any required withholding of taxes.

Q: WHO CAN HELP ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger, you should contact our proxy solicitation agent:

   Georgeson Shareholder Services
   17 State Street
   10th Floor
   New York, New York 10004
   Telephone: (877) 278-3853
   Fax: (212) 440-9009

                                      SUMMARY

     This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

THE PROPOSED TRANSACTION

  STOCKHOLDER VOTE

     - You are being asked to vote to approve and adopt a merger agreement with respect to a merger in which merger sub will merge with and into SOLA. As a result of the merger, SOLA will become a wholly owned subsidiary of Carl Zeiss TopCo.

  PRICE FOR YOUR STOCK

     - Upon completion of the merger, you will receive $28.00 in cash, without interest, for each of your shares of our common stock.

  THE ACQUIROR

     - Sun Acquisition, Inc. is a Delaware corporation formed for the purpose of effecting the acquisition by Carl Zeiss TopCo of all of the outstanding shares of SOLA. The capital stock of Sun Acquisition is indirectly held by Carl Zeiss TopCo, a Germany company. Carl Zeiss TopCo is currently an indirect wholly owned subsidiary of Carl Zeiss AG ("Carl Zeiss"). Upon completion of the merger and the transactions set forth in the master agreement described under "The Parties to the Merger," Carl Zeiss TopCo will be owned equally by Carl Zeiss and the EQT III funds. Carl Zeiss is an international group of companies operating worldwide in the optical and opto-electronic industry. EQT is a European private equity company with equity commitments exceeding E5 billion. Unless context indicates otherwise, references to EQT are references to the EQT III funds. See "The Parties to the Merger."

BOARD RECOMMENDATION

     Our board of directors, by the unanimous vote of the directors, has determined that the merger agreement is advisable, has approved and adopted the merger agreement and the merger and unanimously recommends that our stockholders vote "FOR" approval and adoption of the merger agreement and the merger. See "The Merger -- Recommendation of Our Board of Directors."

REASONS FOR THE MERGER

     Our board of directors carefully considered the terms of the proposed transaction and approved the merger based on a number of factors. For a discussion of these reasons, see "The Merger -- Our Reasons for the Merger."

OPINION OF OUR FINANCIAL ADVISOR

     In connection with the merger, our board of directors received a written opinion from UBS Securities LLC, our financial advisor, as to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than our affiliates). The full text of UBS's written opinion, dated December 5, 2004, is attached to this proxy statement as Annex C. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS' OPINION WAS PROVIDED TO OUR BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER CONSIDERATION. UBS' OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE OR ACT WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

FINANCING

     In connection with the merger, Carl Zeiss TopCo has informed us that it will cause approximately $920 million in cash to be paid to our stockholders and holders of stock options, that our credit agreement will be repaid at the effective time for the merger and that our 6 7/8% Senior Notes and 11% Senior Notes will be repaid after the effective time for the merger. As of November 30, 2004, $170.6 million was outstanding under our credit facility and $94.9 million of our 6 7/8% Senior Notes and $9.1 million of our 11% Senior Notes were outstanding. Carl Zeiss TopCo has informed us that these payments are expected to be funded by a combination of equity contributions to Carl Zeiss TopCo by Carl Zeiss and EQT and a debt financing. Carl Zeiss TopCo has also informed us that a subsidiary of Carl Zeiss TopCo has received a commitment letter from Credit Suisse First Boston International and Deutsche Bank AG London, as mandated lead arrangers, for senior facilities, second lien facilities and mezzanine facilities totaling $615.7 million and E443 million.

VOTING AND SUPPORT AGREEMENT

     As a condition to entering into the merger agreement, Carl Zeiss TopCo and merger sub required our directors and executive officers who own our shares to enter into a voting and support agreement under which each has agreed, among other things, to (1) vote his shares in favor of adoption of the merger agreement, (2) vote his shares against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of SOLA under the merger agreement; and (3) vote his shares against any action or agreement that would reasonably be expected to prevent, impede, interfere with, delay or postpone the consummation of the merger, including, without limitation any (a) acquisition proposal, (b) reorganization, recapitalization, liquidation or winding-up of SOLA or any other extraordinary transaction involving SOLA or (c) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement.

     As of the record date, the parties to the voting and support agreement held an aggregate of 294,100 shares of our common stock, representing approximately 0.9% of the votes eligible to be cast at the special meeting. See "The
Merger -- Voting and Support Agreement" and the voting and support agreement attached as Annex B to this proxy statement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes. See "The Merger -- Material United States Federal Income Tax Consequences."

THE SPECIAL MEETING OF OUR STOCKHOLDERS

  PLACE, DATE AND TIME

     The special meeting will be held at 3:00 p.m., local time, on February 28, 2005 at 10590 West Ocean Air Drive, Suite 300, San Diego, California 92130.

  WHAT VOTE IS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER

     The approval and adoption of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The failure to vote has the same effect as a vote against approval and adoption of the merger agreement and the merger. Stockholders who together own approximately 0.9% of the outstanding shares of our common stock have already agreed to vote in favor of approval and adoption of the merger agreement and approval of the merger. See "The Merger -- Voting and Support Agreement."

  WHO CAN VOTE AT THE MEETING

     You can vote at the special meeting all of the shares of our common stock you own of record as of January 24, 2005, which is the record date for the special meeting. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of January 24, 2005, there were 32,231,930 shares of our common stock outstanding held by approximately 252 holders of record.

  PROCEDURE FOR VOTING

     You can vote shares you hold of record by attending the special meeting and voting in person or by mailing the enclosed proxy card. If your shares are held in "street name" by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted, which will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement and approval of the merger. See "The Special Meeting of SOLA's Stockholders -- Vote Required; Quorum."

  HOW TO REVOKE YOUR PROXY

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

DISSENTERS' RIGHTS OF APPRAISAL

     Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

     To exercise your appraisal rights, you must deliver a written objection to the merger to SOLA at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement and the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See "Dissenters' Rights of Appraisal."

OUR STOCK PRICE

     Shares of our common stock are listed on the New York Stock Exchange ("NYSE") under the trading symbol "SOL." On December 3, 2004, which was the last trading day before we announced the merger, our common stock closed at $22.11 per share. On January 27, 2005, which was the last practicable trading day before this proxy statement was printed, our common stock closed at $27.53 per share. See "Market Price of Our Common Stock."

WHEN THE MERGER WILL BE COMPLETED

     We are working to complete the merger as soon as possible. We anticipate completing the merger in the first quarter of 2005, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described below. See "The Merger Agreement -- General."

NON-SOLICITATION OF OTHER OFFERS

     The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in our company. Notwithstanding these restrictions, under certain circumstances, our board of directors may engage in
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discussions with a party that makes a written bona fide proposal for an alternative acquisition proposal that the board of directors determines is a superior proposal and may modify its recommendation to stockholders with respect to the merger agreement and merger. See "The Merger Agreement -- No Solicitation of Other Offers." As of the date of this proxy statement, we have not received any other proposals.

CONDITIONS TO COMPLETING THE MERGER

     Our, Carl Zeiss TopCo's and merger sub's respective obligations to consummate the merger are subject to the satisfaction of the following conditions:

     - approval and adoption of the merger agreement by our stockholders in accordance with Delaware law;

     - no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the merger;

     - all applicable waiting periods have expired or been terminated under applicable antitrust statutes of, and all necessary consents and approvals have been received from, the relevant competition authorities of Australia, the European Union and Switzerland relating to the transactions contemplated by the merger agreement and the master agreement; and

     - any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR Act") relating to the transactions contemplated by the merger agreement and the master agreement shall have expired or been terminated.

     Carl Zeiss TopCo and merger sub are not obligated to consummate the merger unless a number of additional conditions are satisfied, including:

     - we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the effective time;

     - our representations and warranties contained in the merger agreement and in any certificate or other writing delivered by us pursuant to the merger agreement: (1) that are qualified by materiality or material adverse effect shall be true at and as of the effective time as if made at and as of such time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and (2) that are not qualified by materiality or material adverse effect shall be true in all material respects at and as of the effective time as if made at and as of such time (except that those representations and warranties that are not qualified by materiality or material adverse effect which address matters only as of a particular date need only be true and correct in all material respects as of such date);

     - Carl Zeiss TopCo shall have received a certificate signed by our chief executive officer or chief financial officer to the effect of the foregoing two sentences;

     - there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority (1) challenging the consummation of the merger or seeking to obtain material damages and (2) seeking to restrain or prohibit Carl Zeiss TopCo's ownership or operation of all or any material portion of the business or assets of SOLA, which, in the case of clause (2) only, have had or would reasonably be expected to have a material adverse effect on SOLA;

     - no action shall have been taken, and no law, statute, rule, regulation, injunction, order or decree shall have been proposed or deemed applicable to the merger, by any court, government or governmental authority or agency, other than the application of the waiting period provisions of the HSR Act and the applicable antitrust or merger control statutes of Australia, the European Union and Switzerland, to the transactions contemplated by the merger agreement and the master agreement, that, in the judgment of Carl Zeiss TopCo, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) and (2) of the foregoing sentence;

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

     - the holders of not more than 10% of the total outstanding shares shall have demanded appraisal of their shares in accordance with Delaware law;

     - the lenders under the commitment letter delivered to a subsidiary of Carl Zeiss TopCo (or in the commitment letter related to any alternative financing) shall be ready and willing to fund the amounts contemplated by the commitment letter on the terms set forth therein (or in the commitment letters related to any alternative financing) (including, in each case "flex" provisions in any fee letter or otherwise) sufficient to consummate the merger, refinance the debt of SOLA and its subsidiaries and pay related fees and expenses; and

     - we shall have obtained the consent or approval to the transactions contemplated hereby of a contractual counterparty identified in the merger agreement.

     The merger agreement provides that a "material adverse effect," as to any person, means a material adverse effect on the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole.

     We are not obligated to consummate the merger unless the following conditions have been satisfied:

     - each of Carl Zeiss TopCo and merger sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the effective time

     - the representations and warranties of Carl Zeiss TopCo contained in the merger agreement and in any certificate or other writing delivered by Carl Zeiss TopCo pursuant thereto shall be true in all material respects at and as of the effective time as if made at and as of such time; and

     - we shall have received a certificate signed by an officer of Carl Zeiss TopCo to the effect of the foregoing two bullet points.

     Either SOLA or Carl Zeiss TopCo and merger sub could choose to waive any condition to its respective obligation to complete the merger even though that condition has not been satisfied. See "The Merger Agreement -- Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated, and the merger contemplated thereby may be abandoned, at any time prior to the effective time, whether before or after our stockholders have approved and adopted the merger agreement and the merger:

     - by either us or Carl Zeiss TopCo if:

          (a) the merger has not been consummated on or before April 30, 2005; provided that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

          (b) (1) there shall be any law that makes consummation of the merger illegal or otherwise prohibited or (2) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining us or Carl Zeiss TopCo from consummating the merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

          (c) the merger agreement shall not have been approved and adopted in accordance with Delaware law by our stockholders at the special meeting (or any adjournment thereof);

     - by Carl Zeiss TopCo if:

          (a) at any time prior to the adoption and approval of the merger agreement by our stockholders, our board of directors shall (1) have withdrawn, or modified in a manner adverse to Carl Zeiss TopCo, its approval or recommendation of the merger agreement or the merger, as permitted by the merger agreement or (2) have approved, recommended or endorsed any alternative acquisition proposal; or

          (b) we shall have breached certain of our obligations with respect to our agreement not to solicit other offers, or, after receipt of an alternative acquisition proposal, shall have breached any of our obligations under the merger agreement; or

     - by us, in accordance with the terms of the merger agreement after our receipt of a superior proposal; provided, that (1) we have not willfully and materially breached certain of our obligations under our agreement not to solicit other offers and we have paid any termination fee payable to Carl Zeiss and (2) Carl Zeiss TopCo does not make, within three business days of receipt of written notification of a superior proposal, an offer that our board of directors determines in good faith, after consultation with its financial advisors, is at least as favorable to our stockholders as the superior proposal.

     See "The Merger Agreement -- Termination of the Merger Agreement" and "The Merger Agreement -- Termination Fee and Expenses."

TERMINATION FEE AND EXPENSES

     We have agreed to pay Carl Zeiss TopCo a termination fee of $22,200,000 if any of certain payment events occurs.

     We will reimburse Carl Zeiss TopCo, EQT and Carl Zeiss for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with the merger agreement and the master agreement and the transactions contemplated thereby (including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions and any currency and interest rate swaps or other hedging arrangements) up to $10,000,000 for Carl Zeiss TopCo, EQT and Carl Zeiss in the aggregate upon certain termination events described in the merger agreement.

     See "The Merger Agreement -- Termination Fee and Expenses."

EMPLOYEE BENEFITS MATTERS; STOCK OPTIONS

     The merger agreement contains a number of provisions relating to the benefits that our employees will receive in connection with and following the merger. In particular, under the merger agreement:

     - for not less than twelve months following the effective time of the merger, Carl Zeiss TopCo and the surviving corporation will provide benefits that are no less favorable in the aggregate than as provided under our employee plans on the date of the merger agreement for each employee of SOLA as of the closing date and will provide certain other benefits to our employees as described under "The Merger
       Agreement -- Employee Benefits Matters"; and

     - our directors, executive officers, employees and consultants will have their unvested stock options effectively accelerated and their vested and unvested stock options "cashed out" in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to the excess, if any, of $28.00 per share over the exercise price per share of their options, subject to any required withholding for taxes.

     See "The Merger Agreement -- Employee Benefits Matters."

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     When considering the unanimous recommendation by our board of directors in favor of the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours, including the following:

     - our directors, executive officers, employees and consultants will have their unvested stock options effectively accelerated and their vested and unvested stock options "cashed out" in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to

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

       the excess, if any, of $28.00 per share over the exercise price per share of their options, subject to any required withholding for taxes;

     - certain of our executive officers will be entitled to benefits under their employment agreements, which provide for various lump sum payments upon closing of the merger, and in one case will provide an additional "gross-up" lump sum payment to cover the costs of any excise taxes to which the executive officer may be subject;

     - certain of our executive officers will receive payments under the management incentive plan in an amount equal to a pro rata portion of the full amount payable under such program based on the fiscal year ending on the last day of the last fiscal month ended prior to the merger; and

     - certain indemnification and insurance arrangements for our current and former directors and officers will be continued for six years following the closing date of the merger if the merger is completed.

     See "The Merger -- Interests of Our Directors and Executive Officers in the Merger."

SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

     We expect all of the outstanding shares owned by our directors and executive officers to be voted in favor of the proposal to approve and adopt the merger agreement and the merger. Pursuant to the voting and support agreement, certain of our directors and executive officers have agreed with Carl Zeiss TopCo and merger sub to vote their shares in favor of approval and adoption of the merger agreement and the merger. As of the close of business on the record date, the parties to the voting and support agreement held an aggregate of 294,100 shares of our common stock, representing approximately 0.9% of the votes eligible to be cast at the special meeting. See "Security Ownership by Certain Beneficial Owners and Management" and "The Merger -- Voting and Support Agreement."

PROCEDURE FOR RECEIVING MERGER CONSIDERATION

     We will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. DO NOT SEND IN YOUR SOLA SHARE CERTIFICATES NOW. See "The Merger Agreement -- Exchange of Certificates."

QUESTIONS

     If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact our proxy solicitation agent:

     Georgeson Shareholder Services
     219 Murray Hill Parkway
     East Rutherford, NJ 07073
     Telephone: (877) 278-3853
     Fax: (212) 440-9009

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     Certain of the matters discussed in this proxy statement may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of these terms or other comparable terminology, or by discussions of strategy, plans or intentions. Statements contained in this proxy statement that are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements in this proxy statement concerning or relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. Forward-looking statements also include those statements relating to the
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

expected completion and timing of the merger and other information related to the merger. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all relevant factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to:

     - operating in the highly competitive spectacle lens industry and the inability to compete effectively with entities with more established operating histories and greater financial resources;

     - legal and logistical risks associated with our foreign operations;

     - an inability to continually reduce manufacturing costs;

     - the concentration of a large part of our manufacturing operations in Tijuana, Mexico;

     - our financial performance through the completion of the merger;

     - the timing of, and regulatory and other conditions associated with, the completion of the merger;

     - an inability to develop new and value-added products;

     - competition against alternative technologies and treatments that provide a substitute for spectacle lenses;

     - the restriction of the payment of dividends by our foreign subsidiaries in certain jurisdictions that subject such payments to legal restrictions;

     - our dependence on a small number of suppliers for raw materials;

     - the need from time to time to record special charges;

     - our dependence upon the North American chain retail channel;

     - non-compliance with the environmental and safety regulations to which we are subject;

     - the departure of key personnel and our ability to retain sufficient qualified personnel;

     - our substantial level of indebtedness;

     - our inability to effectively and efficiently implement our plan to improve our internal control over financial reporting; and

     - potential impairment of certain assets.

     All subsequent written and oral forward-looking statements attributable to SOLA International Inc. and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this proxy statement.

                           THE PARTIES TO THE MERGER

     SOLA designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. Our strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,600 employees in 27 countries servicing customers in over 50 markets worldwide. For additional information, visit our web site at www.sola.com.

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

     Merger sub is a Delaware corporation formed for the purpose of effecting the acquisition by Carl Zeiss TopCo of all of the outstanding shares of SOLA. The capital stock of merger sub is indirectly held by Carl Zeiss TopCo, a Germany company.

     Carl Zeiss TopCo is currently an indirect wholly owned subsidiary of Carl Zeiss. Pursuant to a master agreement (the "master agreement") between Carl Zeiss, EQT III Limited, the EQT III funds, and the other persons named therein, subject to the conditions for the merger being satisfied, Carl Zeiss has agreed to contribute its optical lens business, and Carl Zeiss and the EQT III funds have agreed to make capital contributions to Carl Zeiss TopCo. Carl Zeiss has also agreed to make a shareholder loan to Carl Zeiss TopCo. Upon completion of the Merger and the transactions set forth in the master agreement, Carl Zeiss TopCo will be owned equally by Carl Zeiss and the EQT III funds. The EQT III funds may transfer all rights and obligations of the EQT III funds pursuant to the master agreement to the EQT IV funds.

     The mailing address for merger sub and Carl Zeiss TopCo is Turnstrasse 27, 73430 Aalen, Germany.

     Carl Zeiss is an international group of companies operating worldwide in the optical and opto-electronic industry. Carl Zeiss is headquartered in Oberkochen, Germany. Carl Zeiss is structured as six business groups and offers products and services for biomedical research and medical technology, system solutions for the semiconductor, automotive and mechanical engineering industries, as well as high quality consumer goods such as eyeglass lenses, camera lenses and binoculars. Carl Zeiss is represented in more than 30 countries and operates production facilities in Europe, America and Asia.

     EQT is a European private equity company with equity commitments exceeding E5 billion. The EQT III fund was launched by EQT in 2001.

                   THE SPECIAL MEETING OF SOLA'S STOCKHOLDERS

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

     The special meeting will be held on February 28, 2005, at 3:00 p.m. local time, at 10590 West Ocean Air Drive, Suite 300, San Diego, California 92130. The purpose of the special meeting is to consider and vote on the proposal to approve and adopt the merger agreement and the merger. OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

WHO CAN VOTE AT THE SPECIAL MEETING

     Only holders of record of our common stock as of January 24, 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On January 24, 2005, there were 32,231,930 shares of our common stock outstanding held by approximately 252 holders of record.

VOTE REQUIRED; QUORUM

     The approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Each share of common stock is entitled to one vote. Because the required vote of stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, failure to submit a proxy or to vote in person will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement and the merger.

     If your shares are held in "street name" by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under the rules of the NYSE, brokers who hold shares

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

in "street name" for customers may not exercise their voting discretion with respect to non-routine matters such as the approval and adoption of the merger agreement and the merger. As a result, if you do not instruct your broker to vote your shares, it will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement and the merger.

     Pursuant to the voting and support agreement, certain stockholders who together own approximately 0.9% of the outstanding shares of our common stock as of the close of business on the record date have already agreed to vote in favor of approval and adoption of the merger agreement and the merger. The parties to the voting and support agreement are certain of our directors and executive officers. See "The Merger -- Voting and Support Agreement."

     The holders of a majority of the outstanding shares of our common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

VOTING BY PROXY

     This proxy statement is being sent to you on behalf of the board of directors of SOLA for the purpose of requesting that you allow your shares of our common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     We do not expect that any matter other than the proposal to approve and adopt the merger agreement and the merger will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.

     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

SOLICITATION OF PROXIES

     We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of SOLA may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

     SOLA has engaged Georgeson Shareholder Services to assist in the solicitation of proxies for the special meeting and will pay Georgeson Shareholder Services a fee of $8,500, plus reimbursement of out-of-pocket expenses. The address of Georgeson Shareholder Services is 17 State Street, 10th Floor, New York, New York 10004. Georgeson Shareholder Services' telephone number is (877) 278-3853.

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

                                   THE MERGER

     The discussion of the merger in this proxy statement is qualified by reference to the merger agreement and the voting and support agreement, which are attached to this proxy statement as Annexes A and B, respectively. You should read each agreement carefully.

BACKGROUND OF THE MERGER

     In 2002, a representative of Carl Zeiss and members of our management had preliminary discussions about a business combination of Carl Zeiss's optical lens business and us. The parties decided not to proceed with a transaction at that time.

     At board meetings held on July 20, 2004 and July 21, 2004, our management updated our board of directors on the status of various possible acquisitions and other transactions by us as part of our regular acquisition strategy, which would not include a change of control of us.

     On July 29, 2004, representatives of Carl Zeiss advised a member of our management that Carl Zeiss was interested, together with EQT, in acquiring SOLA and combining SOLA with Carl Zeiss's optical lens business. The member of our management stated that we were not for sale, and the representatives of Carl Zeiss also advised the member of our management that Carl Zeiss and EQT would not participate in a public auction process.

     On August 5, 2004, representatives of EQT met with a member of our management, provided the member of our management with an overview of the EQT funds and requested access to preliminary company data.

     On August 11, 2004, representatives of Carl Zeiss and EQT described to a member of our management the information and access they would need to establish a valuation of SOLA and an offer price for our stockholders.

     On August 16, 2004, our management held further discussions with representatives of Carl Zeiss and EQT. Also, on August 16, 2004, a member of our management provided an update to our board of directors with respect to various mergers and acquisition opportunities. Our board of directors considered and approved a request from representatives of Carl Zeiss and EQT who had expressed their desire to proceed with preliminary due diligence. Our board of directors formed a merger and acquisition subcommittee for reasons of efficiency and ease of communications to advise management between meetings of our board of directors. The subcommittee's function was to provide an initial evaluation of acquisition opportunities -- either a single major acquisition or a series of small acquisitions that would in the aggregate be material. The subcommittee consisted of three directors, all of whom were independent directors.

     On August 18, 2004, we signed a confidentiality agreement with EQT, which Carl Zeiss signed soon after, and, on August 19, 2004, we responded to EQT's August 5, 2004 request for data.

     On August 27, 2004, representatives of The Boston Consulting Group, an advisor to Carl Zeiss and EQT, reviewed with a member of our management an executive summary of their market and company specific data and some general initial synergy conclusions.

     On September 7, 2004, we received from representatives of Carl Zeiss and EQT an oral, non-binding expression of interest in acquiring us at a per share price of $26.00 plus or minus $2.00. This represented a premium of 22.5% to 41.8% over the closing price of $19.75 for our shares on September 7, 2004.

     On September 9, 2004, representatives of Carl Zeiss and EQT repeated their oral, non-binding expression of interest in acquiring us at a per share price of $26.00 plus or minus $2.00 to the Chairman of our merger and acquisition subcommittee and the Chairman refused to allow due diligence to proceed on that basis.

     Between September 9, 2004 and September 15, 2004, our management had further discussions with representatives of Carl Zeiss and EQT and, on September 15, 2004, representatives of Carl Zeiss and EQT advised a member of our management that it might be possible to offer $28.00 per share, subject to

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

confirmatory due diligence, internal approvals, obtaining financing and us not exploring other alternatives. This represented a premium of 43.2% over the closing price of $19.55 for our shares on September 15, 2004.

     On September 21, 2004, on a monthly conference call, our board of directors was updated on the status of a possible transaction with Carl Zeiss and EQT. The board of directors discussed the proposal from Carl Zeiss and EQT and reviewed alternatives to a transaction with Carl Zeiss and EQT, including remaining independent and other potential transactions.

     On September 30, 2004, the merger and acquisition subcommittee, with two additional independent directors participating, recommended to the board of directors that Carl Zeiss and EQT could commence due diligence and in September and early October 2004, our management held further discussions with representatives of Carl Zeiss and EQT.

     On October 5, 2004, a member of our management updated our board of directors on the status of discussions with Carl Zeiss and EQT. Our board of directors determined that, although SOLA was not for sale, Carl Zeiss and EQT could commence due diligence as recommended by the mergers and acquisitions subcommittee. Our board of directors also rejected a request from Carl Zeiss and EQT that we enter into an agreement to negotiate exclusively with them. However, our board of directors understood that Carl Zeiss and EQT would be unwilling to proceed if we began exploring other alternatives with third parties.

     On October 11, 2004, representatives of Carl Zeiss and EQT and their advisors commenced due diligence.

     On October 17, 2004, members of our management met with representatives of Carl Zeiss and EQT and their advisors in connection with Carl Zeiss' and EQT's due diligence.

     On October 20, 2004, our board of directors held a meeting with members of our management and UBS Securities LLC, our financial advisor, to review the expression of interest submitted by Carl Zeiss and EQT. At this meeting, UBS discussed with our board of directors financial and related matters with respect to a potential transaction with Carl Zeiss and EQT. Also at this meeting a representative of Gardner Carton & Douglas LLP, our outside legal counsel, advised the board with respect to its fiduciary duties.

     On October 25, 2004, we retained Cahill Gordon & Reindel LLP to act as our special outside counsel in connection with the proposed transaction.

     On November 4, 2004, The Boston Consulting Group reviewed with a member of our management an extract of some of their updated findings with respect to their market and company specific data and synergy conclusions.

     On November 20, 2004, Carl Zeiss and EQT advised us in writing that they were proposing a merger at $28.00 per share, that they had received internal approvals to proceed at that price, that they had received a commitment letter to provide financing for the merger and that the proposal would be deemed automatically withdrawn unless a definitive merger agreement was signed by December 5, 2004, upon a public announcement or disclosure to a third party of the terms of the proposal or upon any exploration by us or our representatives of other strategic alternatives. A draft merger agreement was also provided. A member of our management and our advisors had discussions with Carl Zeiss and EQT and their advisors over the next few days in which Carl Zeiss and EQT made clear that $28.00 per share was their last and final offer based on all information received and discussions with our management to date.

     On November 23, 2004, our board of directors held a meeting, together with members of our management and our legal and financial advisors, to review Carl Zeiss' and EQT's November 20, 2004 proposal. Following the meeting, our board of directors instructed our management to continue to explore the proposed transaction with Carl Zeiss and EQT.

     During the period beginning on November 26, 2004 and concluding on December 5, 2004, we, Carl Zeiss, EQT and our respective representatives and advisors negotiated the terms of the merger agreement and voting and support agreement. We also reviewed the master agreement and the commitment letter received by a subsidiary of Carl Zeiss TopCo. On each of November 30, 2004 and December 2, 2004, a member of our management reviewed with our mergers and acquisitions subcommittee the progress of negotiations on the proposed transaction.

     On December 4, 2004 and December 5, 2004, our board of directors held special meetings that were attended by our chief executive officer ("CEO") and representatives of our outside legal counsel, Cahill Gordon, and our financial advisor, UBS Securities. A representative of Cahill Gordon updated the board of directors on the status of negotiations with Carl Zeiss and EQT. The representative of Cahill Gordon then summarized the terms of the merger agreement and the voting and support agreement, including the resolution of final issues related to each agreement. The representative of Cahill Gordon also advised our board of directors with respect to the fiduciary duties applicable to our directors, both generally and within the specific context of a transaction involving the exchange of our outstanding equity securities for cash. Also at these meetings, UBS reviewed with our board of directors its financial analysis of the merger consideration and, at the December 5, 2004 meeting, delivered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 5, 2004, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than our affiliates). Our board of directors discussed the proposed transaction, including the benefits of the transaction against the advantages and disadvantages of remaining independent and other potential transactions, and posed various questions to our CEO and our legal and financial advisors. After extensive discussion, our board of directors unanimously (1) approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, (2) declared that it was in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement, (3) resolved to recommend that our stockholders approve and adopt the merger agreement and the merger, (4) approved an amendment to our Rights Agreement dated August 27, 1998 with BankBoston, N.A. (as predecessor in interest to EquiServe Trust Company, N.A.), rendering it inapplicable to the merger agreement, the merger and the other transactions contemplated by the merger agreement, (5) exempted the merger agreement, the voting and support agreement and the transactions contemplated thereby from Section 203 of the Delaware General Corporation Law and any other applicable state antitakeover law and (6) authorized execution of the merger agreement.

     On December 5, 2004, the parties executed the merger agreement.

     Prior to the commencement of trading on December 6, 2004, we issued a press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER

     Our board of directors consulted with senior management and our legal and financial advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that our stockholders vote "FOR" approval and adoption of the merger agreement and the merger.

  MERGER CONSIDERATION

     Our board of directors considered the fact that the $28.00 per share cash consideration to be received by our stockholders if the merger is consummated was higher than the trading prices of our common stock at any time over the last three years and represents a 26.6% premium to the closing price of $22.10 on December 3, 2004, the last trading day prior to the public announcement of the execution of the merger agreement. Our board of directors also considered Carl Zeiss' and EQT's statement that $28.00 per share was the highest price they would pay based on their strategy for SOLA. In addition, our board of directors considered that Carl Zeiss and EQT were offering all cash for the SOLA shares, rather than stock or a combination of stock and cash. Our board of directors also considered the fact that it believed most of our employees would be retained after the merger.

  REVIEW OF PROSPECTS IN REMAINING INDEPENDENT

     Our board of directors considered our financial condition, results of operations and business, including prospects of increased competition from commodity manufacturers, particularly in Asia, and prospects for making suitable affordable acquisitions. In addition, our board of directors considered our earnings prospects if we were to remain independent.

  OPINION OF OUR FINANCIAL ADVISOR

     Our board considered the financial presentation of UBS, including its opinion, dated December 5, 2004, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock (other than our affiliates), as more fully described below under the caption "The
Merger -- Opinion of Our Financial Advisor."

  TERMS OF THE MERGER AGREEMENT

     Our board of directors considered the terms of the merger agreement, which was a product of arms' length negotiations, including the parties' respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and the ability of the respective parties to terminate the merger agreement. Our board of directors also considered the terms of the voting and support agreement. Our board of directors noted that the voting and support agreement and the termination fee provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination between us and a third party, but that such provisions are customary for transactions of this size and type. Our board of directors also noted that the merger agreement permits us and our board to respond to a bona fide acquisition proposal that the board determines is a superior proposal, subject to certain restrictions imposed by the merger agreement and the requirement that we pay Carl Zeiss and EQT a $22,200,000 termination fee in the event that we terminate the merger agreement to enter into an alternative acquisition with respect to such superior proposal. Our board of directors also considered that Carl Zeiss and EQT would withdraw their offer if we began exploring alternative transactions.

  LIKELIHOOD OF CLOSING

     Our board of directors considered the limited nature of the closing conditions included in the merger agreement, including the likelihood that the merger would be approved by requisite regulatory authorities and that the merger agreement would be approved and adopted by our stockholders. Our board of directors also considered that Carl Zeiss TopCo had received a commitment letter for financing and that the financing was not subject to any significant conditions other than those set forth in the merger agreement.

  EMPLOYEE COMPENSATION AND BENEFITS

     Our board of directors considered that certain of our directors and officers may receive certain benefits different from, and in addition to, those of other stockholders as described under "-- Interests of Our Directors and Executive Officers in the Merger."

  TAXABILITY; NO PARTICIPATION IN FUTURE GROWTH

     Our board of directors also considered that the merger will be a taxable transaction to our stockholders and that because our stockholders are receiving cash for their stock, they will not participate in our future growth.

     The foregoing discussion of the information and factors considered by our board of directors, while not exhaustive, includes the material factors considered by our board of directors, and contains both factors that support the merger and factors that may weigh against it. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to particular factors. In addition, our board of directors did not make any specific determination of whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual directors may have had different views on the favorability of particular factors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS, BY A UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

  STOCK OPTIONS

     Under the terms of the merger agreement and our stock option agreements with our directors, officers and employees, all of the stock options granted to such individuals will be canceled immediately prior to the effective time of the merger. The merger agreement provides that, in consideration for such cancellation we will pay to the holder of each such option, regardless of whether such option is vested or unvested, an amount in cash determined by multiplying (1) the excess, if any, of $28.00 per share over the applicable exercise price of such option by (2) the number of shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the effective time.

     The holders of all options which are "in the money," meaning that they have exercise prices below $28.00 per share, immediately prior to the effective time of the merger will be entitled to receive such cash payments. This includes our executive officers and our non-employee directors, each of whom holds outstanding options. The following table summarizes the vested and unvested options held by our executive officers and directors as of the record date, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

                                              NO. OF SHARES
                                               UNDERLYING     WEIGHTED AVERAGE
                                               VESTED AND     EXERCISE PRICE OF
                                                UNVESTED         VESTED AND         RESULTING
                                                 OPTIONS      UNVESTED OPTIONS    CONSIDERATION
                                              -------------   -----------------   -------------
Jeremy C. Bishop............................     389,800           $10.49          $6,824,795
Maurice J. Cunniffe.........................      69,709           $13.89          $  983,765
Andrew Feshbach.............................       3,753           $18.48          $   35,729
Robert A. Muh...............................      31,440           $14.22          $  433,107
Colombe Nicholas............................       8,000           $18.71          $   74,300
Jackson L. Schultz..........................      38,916           $15.86          $  472,504
Charles F. Smith............................      14,530           $17.53          $  152,138
Barry J. Packham............................      39,000           $13.10          $  581,050
Mark Ashcroft...............................     120,000           $12.48          $1,862,625
Ronald F. Dutt..............................      85,000           $19.18          $  749,500
David A. Cross..............................      64,270           $19.14          $  569,605
Douglas D. Danforth.........................           0           $ 0.00          $     0.00

  EMPLOYMENT AGREEMENTS

     Five of our executive officers -- Jeremy C. Bishop, Mark Ashcroft, David Cross, Ronald Dutt and Barry Packham -- have previously entered into employment agreements with us that contain provisions that entitle them to termination benefits. Pursuant to the employment agreements, upon a termination of the executive's employment by the company other than for cause or by the executive for good reason, the executive is entitled to receive certain severance payments. In the case of Mr. Bishop, these severance payments would equal eighteen months' salary and 150% of the average annual compensation paid under our management incentive plan for the three years prior to such termination. In the case of Mr. Ashcroft, these payments would equal six months' salary and 50% of the average annual compensation paid under our management incentive plan for the three years immediately prior to such termination. Mr. Cross would receive six months' base salary or base salary for a period that is customary practice in SOLA Australia at the time of termination and the average annual compensation received under our management incentive plan for the three years prior to the date of termination for the period of time for which he receives his salary following termination. Mr. Dutt would receive payments equal to his base salary for a period of six months and a pro rated bonus based upon the compensation paid to him under our management incentive plan for the three years immediately prior to such termination. If terminated prior to September 30, 2005, Mr. Packham would receive eighteen months' base salary and 150% of the average annual compensation paid under our management incentive plan for the three years prior to such termination. Each executive would also receive continued benefits under our employee benefit plans and outplacement assistance for periods ranging from six to eighteen months. Prior to EQT's and Carl Zeiss's July 29, 2004 indication of interest in SOLA, our board of directors approved certain amendments to each of the employment agreements (collectively, the "employment agreement amendments") to provide for, among other things, a change of control payment and a gross-up payment, if circumstances warrant, in the event the merger or another change of control transaction is consummated. However, upon the insistence of EQT and Carl Zeiss, the execution of the employment agreement amendments was deferred until the signing of the merger agreement.

     Pursuant to the terms of these employment agreement amendments, upon consummation of the merger and without regard to the effect of the merger on the status of the executive's employment by the surviving corporation, each executive will be entitled to receive an amount equal to one and a half times and, in the case of Mr. Bishop, three times the sum of (1) the annual base salary of the executive as in effect immediately prior to the occurrence of the merger plus (2) the annual average of the amount of earnings accrued by the executive pursuant to our management incentive plan in each of the last three fiscal years completed immediately prior to the occurrence of the merger. Assuming the merger is completed on or about February 15, 2005, the approximate aggregate amount of the cash severance that would be paid to the five executive officers as a group is estimated to be $4.7 million (including the excise tax gross up payable to Mr. Bishop as described in the paragraph below). If the executive receives the foregoing change of control payment following the merger and a termination of the executive's employment were to occur during the twelve month period following consummation of the merger, the executive would not be entitled to receive the continuation of salary payments and payments equal to a percentage of average annual compensation paid under the management incentive plan, but would still receive the other benefits described above.

     Pursuant to the employment agreements with the executive officers, if any amounts or benefits received under the agreements or otherwise are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, payments under the employment agreement will be reduced to the extent necessary to make no excise tax payable. In connection with the merger, the employment agreements with Messrs. Bishop, Dutt and Packham were amended to delete this restriction and to provide instead for a gross-up payment to be made to the executive if he is subject to the excise tax to restore him to the after-tax position that he would have been in if the excise tax had not been imposed. We expect that only Mr. Bishop will receive a gross-up payment in connection with the merger.

  MANAGEMENT INCENTIVE PLAN

     In connection with entering into the merger agreement, we amended our management incentive program to provide that a pro rata portion of the full amount payable under such program based on the fiscal year ending on the last day of the last fiscal month ended prior to the merger would be paid in full at the merger. Calculations of the aggregate amount to be paid under such program would be in a manner consistent with past practices. We reasonably anticipate such amounts to be consistent with amounts paid thereunder with respect to the 2004 fiscal year, except: (1) as may be impacted by any increase (or decrease) in profit/(loss) for such period and (2) that the composition thereof with respect to individuals and/or geographic regions may be subject to variation.

  INDEMNIFICATION AND INSURANCE

     The merger agreement provides that, upon completion of the merger, for a period of six years, Carl Zeiss TopCo and the surviving corporation will indemnify and hold harmless all of our past and present officers and directors to the fullest extent permitted by applicable laws and our certificate of incorporation and bylaws as in effect on the date of the merger.

     The merger agreement also provides that the surviving corporation will maintain for a period of six years after completion of the merger directors' and officers' liability insurance policies maintained by SOLA on terms with respect to coverage in an amount no less favorable than those of such policy in effect on the date of the merger agreement, although the surviving corporation will not be required to make annual premium payments in excess of 250% of the annual premiums paid by the surviving corporation for directors' and officers' liability insurance in the last full fiscal year prior to the effective date of the merger. In the event that the surviving corporation is unable to maintain or obtain such insurance, the surviving corporation will obtain a policy with the greatest coverage available for an amount not to exceed 250% of the annual premiums paid by the surviving corporation for directors' and officers' liability insurance in the last full fiscal year. In lieu of such insurance coverage, if the premium and terms are acceptable to Carl Zeiss TopCo, we may purchase a six year "tail" policy covering directors' and officers' liability, and covering each person presently covered.

  FUTURE EMPLOYMENT ARRANGEMENTS

     Subsequently to the announcement of the definitive merger agreement, certain of our executive officers (including our CEO) have held (or are expected to have) discussions with Carl Zeiss TopCo regarding future employment by Carl Zeiss TopCo or one of its subsidiaries (including the surviving corporation) following the effective date of the merger. Although no agreement, arrangement or understanding currently exists, some members of our existing management may be employed by Carl Zeiss TopCo or its subsidiaries (including the surviving corporation) after the acquisition is completed, which means that members of our existing management may, prior to the completion of the acquisition, enter into new arrangements with Carl Zeiss TopCo or its subsidiaries regarding employment with, or the right to purchase and participate in the equity of, Carl Zeiss TopCo.

OPINION OF OUR FINANCIAL ADVISOR

     On December 5, 2004, at a meeting of our board of directors held to approve the proposed merger, UBS delivered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated December 5, 2004, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than our affiliates).

     The full text of UBS' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex C and is incorporated into this proxy statement by reference. UBS' OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY HOLDERS OF SOLA COMMON STOCK (OTHER THAN OUR AFFILIATES) AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AS COMPARED TO OTHER BUSINESS STRATEGIES OR TRANSACTIONS THAT MIGHT BE AVAILABLE WITH RESPECT TO SOLA OR THE UNDERLYING BUSINESS DECISION OF SOLA TO EFFECT THE MERGER. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE OR ACT WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER. HOLDERS OF SOLA COMMON STOCK ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY.

     The summary of UBS' opinion described below is qualified in its entirety by reference to the full text of its opinion.

     In arriving at its opinion, UBS:

     - reviewed publicly available business and historical financial information relating to SOLA;

     - reviewed internal financial information and other data relating to our business and financial prospects that were provided to UBS by our management and not publicly available, including financial forecasts and estimates prepared by our management;

     - conducted discussions with members of our senior management concerning our business and financial prospects;

     - reviewed current and historical market prices of our common stock;

     - reviewed publicly available financial and stock market data with respect to companies in lines of businesses which UBS believed to be generally comparable to those of SOLA;

     - compared the financial terms of the merger with publicly available financial terms of other transactions which UBS believed to be generally relevant;

     - reviewed the merger agreement and related documents; and

     - conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

     In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with our consent, UBS relied on that information being complete and accurate in all material respects. In addition, at our direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of SOLA, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts referred to above, UBS assumed, at our direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to the future financial performance of SOLA. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

     UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger. UBS assumed, with our consent, that each of SOLA, Carl Zeiss TopCo and merger sub would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. UBS also assumed, with our consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on SOLA or the merger. In connection with its engagement, UBS was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of SOLA. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

     In connection with rendering its opinion to our board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to SOLA or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

     UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

     The estimates of our future performance provided by our management in or underlying UBS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

     The merger consideration was determined through negotiation between SOLA, Carl Zeiss and EQT and the decision to enter into the merger was solely that of our board of directors. UBS' opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

     The following is a brief summary of the material financial analyses performed by UBS and reviewed with our board of directors in connection with its opinion relating to the proposed merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS' FINANCIAL ANALYSES.

  SELECTED PUBLIC COMPANIES ANALYSIS

     UBS compared selected financial information for SOLA with corresponding financial information of the following 10 publicly traded companies in the ophthalmic sector of the healthcare industry, referred to below as the "Ophthalmic Companies," and six publicly traded companies in the medical technology sector of the healthcare industry, referred to below as the "Mature Medtech Companies":

OPHTHALMIC COMPANIES                       MATURE MEDTECH COMPANIES
--------------------                       ------------------------
- Alain Afflelou S.A.                      - Getinge AB
- De Rigio S.p.A.                          - Huntleigh Technology PLC
- Fielmann AG                              - Invacare Corporation
- Indo Internacional S.A.                  - STERIS Corporation
- Luxottica Group S.p.A.                   - Viasys Healthcare Inc.
- Marcolin S.p.A.                          - Vital Signs, Inc.
- Moulin International Holdings Limited
- Essilor International, S.A.
- Hoya Corporation
- Bausch & Lomb Incorporated

UBS reviewed, among other things, enterprise values, calculated as equity value, plus debt, less cash, as multiples of latest 12 months revenue and earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and calendar years 2004 and 2005 estimated EBITDA. UBS also reviewed equity values as a multiple of calendar years 2004 and 2005 estimated earnings per share, commonly known as EPS. In addition, UBS reviewed calendar year 2005 estimated revenue growth and EBITDA margins. UBS then compared the multiples and percentages derived for the selected companies with corresponding multiples and percentages for SOLA based on the closing price of our common stock on December 2, 2004 as well as corresponding multiples and percentages implied for SOLA based on the merger consideration of $28.00 per share. Financial data for the selected companies were based on closing stock prices on December 2, 2004. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for SOLA were based on internal estimates of our management, referred to in the table below as "Management Forecasts," as well as publicly available research analysts' estimates, referred to in the table below as "Street Forecasts." This analysis indicated the following implied low, mean, median and high multiples and percentages for the selected companies, as compared to corresponding multiples and percentages implied for SOLA based both on the closing price of our common stock on December 2, 2004 and the merger consideration of $28.00 per share:

                                                                     IMPLIED DATA FOR SOLA    IMPLIED DATA FOR SOLA
                                                                     BASED ON CLOSING STOCK      BASED ON MERGER
                                              IMPLIED DATA              PRICE ON 12/2/04          CONSIDERATION
                                        FOR OPHTHALMIC COMPANIES     ----------------------   ----------------------
                                       ---------------------------   MANAGEMENT    STREET     MANAGEMENT    STREET
ENTERPRISE VALUE AS MULTIPLES OF:      LOW    MEAN   MEDIAN   HIGH   FORECASTS    FORECASTS   FORECASTS    FORECASTS
---------------------------------      ----   ----   ------   ----   ----------   ---------   ----------   ---------
Revenue
  Latest 12 months...................   0.5x  1.8x     1.7x    3.9x      1.3x        1.3x         1.6x        1.6x
EBITDA
  Latest 12 months...................   4.2x  8.7x     9.1x   11.3x      7.3x        7.3x         9.1x        9.1x
  Calendar year 2004.................   4.6x  9.2x     9.7x   13.2x      7.5x        7.8x         9.3x        9.7x
  Calendar year 2005.................   4.1x  8.0x     8.2x   11.1x      6.0x        7.2x         7.5x        8.9x

EQUITY VALUE AS MULTIPLE OF:
----------------------------
EPS
  Calendar year 2004.................  12.5x  21.6x   21.5x   44.8x     15.1x       15.1x        19.5x       19.4x
  Calendar year 2005.................   9.3x  15.8x   18.4x   20.4x     11.1x       13.4x        14.3x       17.2x

OPERATIONAL METRICS:
--------------------
Calendar year 2005 revenue growth....   3.6%  10.0%    7.8%   26.4%     12.0%*       5.5%        12.0%*       5.5%
Calendar year 2005 EBITDA margins....  11.3%  20.9%   18.9%   36.9%     19.1%       17.2%        19.1%       17.2%

---------------

* Reflects both growth from acquisitions and organic growth of 4.0%.

                                                                         IMPLIED DATA FOR SOLA    IMPLIED DATA FOR SOLA
                                                                         BASED ON CLOSING STOCK      BASED ON MERGER
                                                IMPLIED DATA                PRICE ON 12/2/04          CONSIDERATION
                                        FOR MATURE MEDTECH COMPANIES     ----------------------   ----------------------
                                       -------------------------------   MANAGEMENT    STREET     MANAGEMENT    STREET
ENTERPRISE VALUE AS MULTIPLES OF:       LOW    MEAN    MEDIAN    HIGH    FORECASTS    FORECASTS   FORECASTS    FORECASTS
---------------------------------      -----   -----   -------   -----   ----------   ---------   ----------   ---------
Revenue
  Latest 12 months...................   1.3x    1.7x     1.6x     2.3x       1.3x        1.3x         1.6x        1.6x
EBITDA
  Latest 12 months...................   8.9x   11.0x    10.9x    14.2x       7.3x        7.3x         9.1x        9.1x
  Calendar year 2004.................   8.8x   10.3x     9.7x    13.0x       7.5x        7.8x         9.3x        9.7x
  Calendar year 2005.................   8.2x    8.9x     8.9x     9.6x       6.0x        7.2x         7.5x        8.9x

EQUITY VALUE AS MULTIPLE OF:
----------------------------
EPS
  Calendar year 2004.................  18.0x  21.6x   20.3x   31.6x     15.1x       15.1x        19.5x       19.4x
  Calendar year 2005.................  16.2x  18.0x   17.4x   22.2x     11.1x       13.4x        14.3x       17.2x

OPERATIONAL METRICS:
--------------------
Calendar year 2005 revenue growth....   4.6%  7.8%     6.4%   16.0%     12.0%*       5.5%        12.0%*       5.5%
Calendar year 2005 EBITDA margins....  12.5%  17.4%   18.8%   19.6%     19.1%       17.2%        19.1%       17.2%

---------------

* Reflects both growth from acquisitions and organic growth of 4.0%.

  SELECTED PRECEDENT TRANSACTIONS ANALYSIS

     UBS reviewed implied enterprise values in the following 12 selected transactions involving companies in the ophthalmic sector of the healthcare industry announced between March 3, 1995 and December 2, 2004:

                  ACQUIROR                                        TARGET
                  --------                                        ------
- Moulin International Holdings Limited &      - Eye Care Centers of America, Inc.
  Golden Gate Capital                          - Pfizer Inc. (Ophthalmic Surgical Business)
- Advanced Medical Optics, Inc.                - Cole National Corporation
- Luxottica Group S.p.A.                       - Rodenstock GmbH
- Permira Advisers Limited                     - Safilo S.p.A.
- Investor Group                               - Optical Resources Group, Inc.
- Hoya Corporation                             - Monsanto Company (Orcolite Eyeglass Lens
- BMC Industries, Inc.                         Unit)
- Bausch & Lomb Incorporated                   - Storz Instrument Co.
- Bausch & Lomb Incorporated                   - Chiron Corporation (Vision Unit)
- SOLA                                         - American Optical Corporation (Ophthalmic
- Essilor International, S.A.                  Lens Division)
- Luxottica Group S.p.A.                       - Benson Eyecare Corporation (Omega Group)
                                               - United States Shoe Corporation

UBS reviewed enterprise values as multiples of latest 12 months revenue, EBITDA and earnings before taxes and interest, commonly known as EBIT. UBS then compared the multiples derived from the selected transactions with corresponding data implied in the merger for SOLA based on the merger consideration of $28.00 per share. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied low, mean, median and high multiples for the selected transactions, as compared to corresponding multiples implied in the merger for SOLA based on the merger consideration of $28.00 per share:

                                             IMPLIED MULTIPLES
                                         FOR SELECTED TRANSACTIONS     IMPLIED MULTIPLES
                                        ---------------------------    FOR SOLA BASED ON
ENTERPRISE VALUE AS MULTIPLES OF:       LOW    MEAN   MEDIAN   HIGH   MERGER CONSIDERATION
---------------------------------       ----   ----   ------   ----   --------------------
Latest 12 months revenue..............   0.5x  1.5x     1.4x    3.1x           1.6x
Latest 12 months EBITDA...............   8.0x  9.2x     9.3x   10.4x           9.1x
Latest 12 months EBIT.................  11.3x  16.7x   13.5x   28.0x          11.6x

  PREMIUMS PAID ANALYSIS

     UBS reviewed the premiums paid in selected transactions involving companies in the healthcare industry announced between January 1, 2001 and December 2, 2004 with transaction values of $250 million to $2.0 billion. UBS reviewed the purchase prices paid in the selected transactions relative to the target company's closing stock prices one day, one week and one month prior to public announcement of the transaction. UBS then compared the premiums implied in the selected transactions over these specified periods with the premiums implied in the merger based on the merger consideration and the closing prices of our common stock one day, one week and one month prior to December 2, 2004. This analysis indicated the following implied low, mean, median and high premiums paid in the selected transactions, as compared to the premiums implied in the merger:

                                        PERCENTAGE PREMIUMS PAID
                                        IN SELECTED TRANSACTIONS        PREMIUMS IMPLIED
                                      -----------------------------    IN MERGER BASED ON
SPECIFIED PERIOD:                     LOW     MEAN   MEDIAN   HIGH    MERGER CONSIDERATION
-----------------                     ----    ----   ------   -----   --------------------
One day.............................   0.1%   33.0%   26.6%   122.0%          28.8%
One week............................   3.8%   35.6%   28.0%   122.9%          33.9%
One month...........................  (5.0)%  37.8%   31.2%   167.2%          40.0%

  DISCOUNTED CASH FLOW ANALYSIS

     UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that SOLA could generate over fiscal years 2005 through 2008. Estimated financial data were based on internal estimates of our management and reflected estimated earn-out payments to be made by SOLA in fiscal years 2009 and 2010, assuming execution of our acquisition strategy, as a result of acquisitions occurring in fiscal years 2007 and 2008. UBS applied perpetuity growth rates ranging from 3.0% to 5.0% to our fiscal year 2008 estimated EBITDA, after adjustment to reflect the potential for an increase in capital expenditures, decrease in working capital and elimination of acquisition expenditures beyond fiscal year 2008. The cash flows and perpetuity growths were then discounted to present value using discount rates ranging from 11.0% to 13.0%. This analysis indicated the following approximate implied per share equity reference range for SOLA, as compared to the merger consideration:

                                                              PER SHARE MERGER
IMPLIED PER SHARE EQUITY REFERENCE RANGE FOR SOLA              CONSIDERATION
-------------------------------------------------             ----------------
$18.27 - $35.81.............................................       $28.00

  MISCELLANEOUS

     Under the terms of its engagement, we have agreed to pay UBS customary fees for its financial advisory services in connection with the merger, a significant portion of which is contingent upon completion of the merger and a portion of which was payable in connection with UBS' opinion. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS in the past has provided services to SOLA unrelated to the proposed merger, for which services UBS has received compensation, and is an agent for, and lender under, one of our credit facilities, which will be repaid in connection with the merger. In addition, UBS currently is providing services to certain portfolio companies of EQT's affiliates, for which services UBS expects to receive compensation, and an affiliate of UBS is an investor in a fund managed by an affiliate of EQT. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of SOLA and affiliates of Carl Zeiss and EQT for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     We selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with SOLA and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

FINANCIAL PROJECTIONS

     In connection with Carl Zeiss's and EQT's due diligence review and during the course of our negotiations with Carl Zeiss and EQT in connection with the proposed merger, we provided Carl Zeiss and EQT with our internal projections of our future operating performance. These projections, which we do not ordinarily make available to the public, included the following forecasts of our net sales, gross profit, total operating expenses, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"), respectively (in thousands): $692,000, $284,000, $182,000, $102,000 and $130,000 for calendar year 2004; $788,000, $330,000, $198,000, $132,000 and
$164,000 for calendar year 2005; $874,000, $378,000, $210,000, $168,000 and
$204,000 for calendar year 2006; and $967,000, $426,000, $224,000, $203,000 and
$243,000 for calendar year 2007.

     These projections are included in this proxy statement only because we made them available to Carl Zeiss and EQT, and we and Carl Zeiss and EQT wish to make the same information available to our stockholders. The inclusion of the projections should not be interpreted as suggesting that Carl Zeiss and EQT relied on the projections in evaluating the merger. The projections involve risks and are based upon a variety of assumptions relating to our business, industry performance, general business and economic conditions and other matters and are subject to significant uncertainties and contingencies, many of which are beyond our and Carl Zeiss's and EQT's control. Projections of this nature are inherently imprecise, and actual results may be materially greater or less than those contained in the projections. The projections should be read together with our financial statements that can be obtained from the Securities and Exchange Commission, as described in "Where You Can Find More Information."

     The projections were prepared by us for internal use only and were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The projections were not intended to be a forecast of financial results and are not guarantees of performance. The projections do not purport to present operations in accordance with generally accepted accounting principles, and our independent auditors have not examined or compiled the projections.

     Our projections are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. There can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results. None of us, Carl Zeiss or EQT or any of our or their affiliates or representatives has updated or otherwise revised or intends, except to the extent required by applicable federal securities laws, to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

FINANCING FOR THE MERGER

     In connection with the merger, Carl Zeiss TopCo has informed us that it will cause approximately $920 million in cash to be paid to our shareholders and holders of stock options, that our credit agreement will be repaid at the effective time for the merger and that the 6 7/8% Senior Notes and 11% Senior Notes will be repaid after the effective time for the merger. As of November 30, 2004, $170.6 million was outstanding under our credit facility and $94.9 million of our 6 7/8% Senior Notes and $9.1 million of our 11% Senior Notes were outstanding. Carl Zeiss TopCo has also informed us that these payments are expected to be funded by a combination of equity contributions to Carl Zeiss TopCo by Carl Zeiss and EQT and a debt financing. Under the terms of the merger agreement, one of the conditions of Carl Zeiss TopCo to consummating the merger is that the lenders under the commitment letter referred to above (or in the commitment letter related to any alternative financing) shall be ready and willing to fund the amounts contemplated by the commitment letter on the terms set forth therein (or in the commitment letters related to any alternative financing) (including, in each case "flex" provisions in any fee letter or otherwise) sufficient to consummate the merger, refinance the debt of SOLA and its subsidiaries and pay related fees and expenses.

     Carl Zeiss TopCo has also informed us that pursuant to the master agreement, Carl Zeiss and EQT have agreed to contribute approximately E50 million and E150 million, respectively, to Carl Zeiss TopCo. Carl Zeiss has also agreed to transfer its optical lens business divisions and make a shareholder loan of E70 million to Carl Zeiss TopCo. The proceeds from these contributions can be used for general purposes, including payment of the merger consideration, but E24.6 million can only be used for post-merger integration activities relating to Carl Zeiss's contributed assets. The transactions under the master agreement will be completed once the conditions for the merger have been satisfied.

     Carl Zeiss TopCo has also informed us that, in addition, a subsidiary of Carl Zeiss TopCo has received a commitment letter from Credit Suisse First Boston International and Deutsche Bank AG London, as mandated lead arrangers, for senior facilities, second lien facilities and mezzanine facilities totaling $615.7 million and E443 million. Carl Zeiss TopCo has informed us that the availability of these commitments to finance the payment to our shareholders and option holders of the merger consideration expires on April 19, 2005 and is subject to the completion of definitive documentation and other customary conditions. Carl Zeiss TopCo's subsidiary has received a letter from the mandated lead arrangers agreeing that various of these conditions have been satisfied. As a result, we believe that the financing under these commitment letters is not subject to any significant conditions other than those set forth in the merger agreement. However, under the terms of the merger agreement, one of the conditions of Carl Zeiss TopCo to consummating the merger is that the lenders under the commitment letter referred to above (or in the commitment letter related to any alternative financing) shall be ready and willing to fund the amounts contemplated by the commitment letter on the terms set forth therein (or in the commitment letters related to any alternative financing) (including, in each case "flex" provisions in any fee letter or otherwise) sufficient to consummate the merger, refinance the debt of SOLA and its subsidiaries and pay related fees and expenses. See "The Merger Agreement -- Conditions to the Merger."

     Carl Zeiss TopCo has agreed to use commercially reasonable efforts to obtain and effectuate the financing under the commitment letter. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter (including any "flex" provisions in any fee letter or otherwise), Carl Zeiss TopCo has agreed to use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources at rates and on terms and conditions to Carl Zeiss TopCo that are not, in the reasonable judgment of Carl Zeiss TopCo, materially less favorable, when taken as a whole, to Carl Zeiss TopCo than set forth in the commitment letter (including any "flex" provisions in any fee letter or otherwise) and related documentation.

VOTING AND SUPPORT AGREEMENT

     As a condition to entering into the merger agreement, Carl Zeiss and merger sub required each of our directors and executive officers who beneficially own our common stock to enter into a voting and support agreement under which each has agreed, among other things, to:

     - vote his shares in favor of adoption of the merger agreement

     - vote his shares against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of SOLA under the merger agreement; and

     - vote his shares against any action or agreement that would reasonably be expected to prevent, impede, interfere with, delay or postpone the consummation of the merger, including, without limitation any (1) acquisition proposal (as defined in the merger agreement), (2) reorganization, recapitalization, liquidation or winding-up of SOLA or any other extraordinary transaction involving SOLA or (3) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement.

     Each director and executive officer who entered into the voting and support agreement made no agreement or understanding therein in his capacity as a director, officer or employee of SOLA and entered into the voting and support agreement solely in his capacity as an owner of shares.

     The directors and executive officers who are party to the voting and support agreement are:

     - Jeremy C. Bishop, Barry J. Packham, Mark Ashcroft, Ronald F. Dutt and David A. Cross, each of whom is an executive officer of SOLA; and

     - Maurice J. Cunniffe, Andrew Feshbach, Robert A. Muh, Colombe Nicholas, Jackson L Schultz and Charles F. Smith, each of whom is a member of our board of directors.

     As of the record date, the parties to the voting and support agreement held an aggregate of 294,100 shares of our common stock, representing approximately 0.9% of the votes eligible to be cast at the special meeting. For additional information, see the complete copy of the voting and support agreement attached to this proxy statement as Annex B.

AMENDMENT TO THE RIGHTS AGREEMENT

     SOLA is a party to a Rights Agreement dated August 27, 1998 with BankBoston, N.A. (as predecessor in interest to EquiServe Trust Company, N.A.), which we refer to as the rights agreement. The rights agreement has the effect of making an acquisition of our company prohibitively expensive for any potential acquiror not approved by our board of directors. As a condition to its entering into the merger agreement, Carl

Zeiss TopCo and merger sub required us to amend the rights agreement to render it inapplicable to the merger, the merger agreement, the voting and support agreement and other transactions contemplated by the merger agreement and the voting and support agreement. On December 5, 2004, we amended the rights agreement in accordance with the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following describes the material U.S. federal income tax consequences to holders of our common stock whose shares are converted to cash in the merger, but does not purport to be a complete analysis of all potential tax considerations for all holders. This summary does not address the consequences of the merger under the tax laws of any state, local, or foreign jurisdiction and does not address tax considerations applicable to holders of stock options or restricted stock. In addition, this summary does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or residents of the United States, who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for tax purposes or who are otherwise subject to special tax treatment under the Code.

     This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

     The receipt of cash for our common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. In general, if you receive cash in exchange for your shares of our common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference between the cash received and your adjusted tax basis in the shares surrendered. Your adjusted tax basis is generally equal to the amount you paid for your shares. Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger.

     You may be subject to backup withholding tax at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.

     THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON CURRENT LAW (WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT). DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL, AND OTHER TAX LAWS.

REQUIRED REGULATORY APPROVALS AND OTHER MATTERS

     Under the HSR Act, and the rules promulgated thereunder, Carl Zeiss TopCo, merger sub and SOLA could not complete the merger until they had notified and furnished information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the waiting period under the HSR Act expired or terminated. Carl Zeiss TopCo, merger sub and SOLA filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on December 17, 2004. The HSR waiting period expired on January 18, 2005.

     Carl Zeiss TopCo, merger sub and SOLA also cannot complete the merger until all applicable waiting periods, and any extensions thereof, have expired or terminated under the pre-merger notification requirements in Australia, the European Union and Switzerland or, to the extent applicable, any necessary approvals under such notification requirements have been obtained. Carl Zeiss TopCo, merger sub and SOLA have submitted regulatory filings in Australia, Brazil and the European Union and will submit regulatory filings in Switzerland and Mexico.

     Under the merger agreement, we and Carl Zeiss TopCo have each agreed to use commercially reasonable efforts to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger. However, Carl Zeiss TopCo is not obligated to agree: to (1) any restraint or prohibition on Carl Zeiss TopCo's ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of SOLA or of Carl Zeiss TopCo, (2) any disposal by Carl Zeiss TopCo or any of its affiliates of, or requirement to hold separate, all or any material portion of the business or assets of SOLA or of Carl Zeiss TopCo, (3) any material limitations on the ability of Carl Zeiss TopCo, merger sub or any of Carl Zeiss TopCo's other affiliates effectively to exercise full rights of ownership of the shares, including the right to vote any shares acquired or owned by Carl Zeiss TopCo, merger sub or any of Carl Zeiss TopCo's other Affiliates on all matters properly presented to our stockholders, (4) any divestiture by Carl Zeiss TopCo, merger sub or any of Carl Zeiss TopCo's other affiliates of any shares or (5) any other material restrictions on the conduct of the business of Carl Zeiss TopCo or any of its affiliates after the effective time of the merger. In addition, Carl Zeiss TopCo is not obligated to undertake any litigation as a result of a decision by a governmental authority.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this section of the proxy statement. We urge you to read carefully the full text of the merger agreement.

GENERAL

     The merger agreement provides that, following its approval and adoption by our stockholders and the satisfaction or waiver of the other conditions to the merger, merger sub will be merged with and into SOLA, and the surviving corporation will be a wholly-owned subsidiary of Carl Zeiss TopCo. The effective time of the merger will occur following the satisfaction or waiver of these conditions upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such other time as we and Carl Zeiss TopCo may agree as specified in the certificate of merger.

     The merger agreement also provides that the directors of merger sub immediately prior to the effective time will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. Our officers immediately prior to the effective time will be the officers of the surviving corporation (other than the Chairman, who shall be appointed by the directors of the surviving corporation), until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS

     At the effective time of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $28.00 in cash, without interest, except for shares held by us as treasury shares (other than shares, if any, in an employee plan of SOLA) and shares held by Carl Zeiss TopCo or any of its subsidiaries or shares held by stockholders properly exercising dissenters' rights. As a result, after the merger is completed, our stockholders will have only the right to receive this consideration, and will no longer have any rights as our stockholders, including voting or other rights with respect to the shares. Shares of common stock held as treasury stock or owned by SOLA (other than shares, if any, in any employee plan of SOLA), or by Carl Zeiss TopCo or it subsidiaries will be cancelled at the effective time of the merger.

     Dissenting shares for which a stockholder has properly exercised dissenters' rights will not be converted into a right to receive the merger consideration, but will instead entitle their holders to receive such consideration as shall be determined pursuant to the Delaware General Corporation Law. However, if after the effective time a holder of dissenting shares fails to perfect or withdraws or loses its right to appraisal, such shares will be treated as if they had converted as of the effective time into a right to receive the merger consideration, without interest, and will no longer be dissenting shares.

EXCHANGE OF CERTIFICATES

     Prior to the effective time, we will select a paying agent, subject to Carl Zeiss TopCo's reasonable approval of the terms and conditions of such appointment, which will be our transfer agent, for the payment of the merger consideration upon surrender of certificates representing our common stock. Promptly after the effective time, Carl Zeiss TopCo will send, or will cause the paying agent to send, to each former holder of record of our common stock a letter of transmittal and instructions on how to exchange stock certificates for payment of the merger consideration.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties with respect to us. The representations and warranties are subject, in some cases, to specified exceptions and qualifications. All of the representations and warranties will expire at the effective time of the merger. These representations and warranties relate to, among other things:

     - our and our subsidiaries' proper organization, good standing and corporate power to operate their businesses;

     - our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

     - the unanimous approval by our board of directors of the merger agreement, the merger, the transactions under the voting and support agreement and related matters;

     - the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

     - required consents and approvals of governmental entities as a result of the merger;

     - our capitalization, including in particular the number of shares of our common stock and stock options outstanding;

     - the filing of appropriate documents with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents;

     - the accuracy and completeness of information supplied by us in this proxy statement;

     - the absence of certain changes or events since March 31, 2004, including the conduct of our business in the ordinary course of business consistent with past practices and the absence of any material adverse effect on us;

     - the absence of loss of certain customer and suppliers;

     - the absence of undisclosed material liabilities;

     - our compliance with applicable laws, court orders and governmental permits;

     - possession of authorizations, licenses, permits, certifications, registrations approvals and clearances;

     - the absence of litigation or outstanding court orders against us;

     - the significant contractual agreements to which we are a party;

     - outstanding indebtedness;

     - the absence of non-compete agreements binding on us;

     - real property owned and leased by us;

     - the absence of undisclosed broker's fees;

     - our receipt of an opinion of our financial advisor;

     - tax matters with respect to us;

     - employment and labor matters affecting us, including matters relating to the Employee Retirement Income Security Act and our employee benefit plans;

     - environmental matters with respect to us;

     - our intellectual property;

     - the applicability of certain state anti-takeover statutes to the merger agreement, the merger and the voting and support agreement; and

     - the amendment of our rights agreement to render it inapplicable to the merger agreement, the voting and support agreement and the merger and any other transactions contemplated by such agreements.

     The merger agreement also contains representations and warranties by Carl Zeiss TopCo relating to, among other things:

     - its and merger sub's proper organization, good standing and corporate power to operate their businesses;

     - its and merger sub's corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

     - required consents and approvals of governmental entities as a result of the merger;

     - the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

     - the accuracy and completeness of information it and merger sub have supplied for inclusion in this proxy statement;

     - the absence of undisclosed broker's fees; and

     - its receipt of a commitment letter with respect to the debt financing and agreements with respect to the equity financing, the aggregate proceeds of which are sufficient to acquire all the shares in the merger, to effect all necessary refinancing of our indebtedness and to pay all related fees and expenses.

COVENANTS RELATING TO THE CONDUCT OF OUR BUSINESS

     Under the merger agreement, we have agreed that between December 5, 2004 and the completion of the merger we and our subsidiaries will conduct our business in the ordinary course consistent with past practice and shall use our commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of our present officers and employees. We have also agreed that during the same time period, and subject to certain exceptions, we and our subsidiaries will not:

     - amend our certificate of incorporation or by-laws;

     - merge or consolidate or allow our subsidiaries to do the same with any other person or acquire any amount of stock or assets of another person;

     - sell, lease, license or otherwise dispose of subsidiaries or assets; or

     - agree or commit to take any of the foregoing actions or allow any of our subsidiaries to do the same.

SPECIAL MEETING; PROXY STATEMENT

     We have agreed to call and hold the special meeting described above and that our board of directors will, subject to its fiduciary duties and to the exceptions described below under "-- No Solicitation of Other Offers," recommend that our stockholders approve and adopt the merger agreement and the merger at the special meeting. We have also agreed that, after any public disclosure of an acquisition proposal or a material development with respect to an acquisition proposal, if requested to do so by Carl Zeiss TopCo, we will affirm the recommendation of the board of directors.

ACCESS TO INFORMATION

     We have agreed that from December 5, 2004 to the effective date of the merger we will

     - give Carl Zeiss, EQT and Carl Zeiss TopCo and their respective counsel, financial advisors, auditors and lenders reasonable access during normal business hours to our offices, properties and books and records;

     - furnish to Carl Zeiss, EQT and Carl Zeiss TopCo and their respective counsel, financial advisors and auditors such financial and operating data and other information as such persons may reasonable request; and

     - instruct our employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Carl Zeiss, EQT and Carl Zeiss TopCo in their investigation of us and our subsidiaries.

NO SOLICITATION OF OTHER OFFERS

     Upon signing the merger agreement we agreed that neither we nor our subsidiaries or representatives will, directly or indirectly:

     - solicit, initiate or take any action to facilitate or encourage the submission of any acquisition proposal;

     - enter into or participate in any discussions or negotiations with, furnish any information relating to SOLA or afford access to the business, properties, assets, books or records of SOLA or to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal;

     - grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of us or our subsidiaries;

     - amend or grant any waiver or release or approve any transactions or redeem rights under our rights agreement; or

     - enter into any agreement with respect to any acquisition proposal other than a confidentiality agreement as described below.

     The merger agreement provides that the term "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in: (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of SOLA and its subsidiaries or over 20% of any class of equity or voting securities of SOLA or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of SOLA, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party's beneficially owning 20% or more of any class of equity or voting securities of SOLA or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of SOLA, (3) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving SOLA or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of SOLA or (4) any other transaction the consummation of which would reasonably be expected to impede, prevent or materially delay the merger or that would reasonably be expected to dilute materially the benefits to Carl Zeiss TopCo of the transactions contemplated by the merger agreement.

     Notwithstanding our obligations relating to non-solicitation, but subject to the provision of notice to Carl Zeiss TopCo, the board of directors, directly or indirectly through advisors, agents or other intermediaries, at any time prior to the adoption and approval of the merger by our stockholders, may (1) engage in negotiations or discussions with any third party that, subject to our compliance with the paragraphs above, has made a bona fide written acquisition proposal that the board of directors determines in good faith by a majority vote constitutes or is reasonably expected to result in a superior proposal, (2) furnish to such third party and its auditors, advisors and lenders nonpublic information relating to, and afford such third party access to, the business, properties, assets, books and records of SOLA pursuant to a confidentiality agreement with terms no less favorable to SOLA than those contained in the confidentiality agreement with Carl Zeiss and EQT including the standstill and no hire provisions in that confidentiality agreement, (3) following receipt of such superior proposal, withdraw, or modify in a manner adverse to Carl Zeiss its recommendation to its stockholders and/or (4) take any action that any court of competent jurisdiction orders SOLA to take, but in each case referred to in the foregoing clauses (1) through (3) only if the board of directors determines in good faith by a majority vote, after considering the advice from the outside legal counsel to SOLA, that it should take such action to comply with its fiduciary duties under applicable law. Nothing contained in the merger agreement shall prevent the board of directors from complying with Rule 14e-2(a) under the 1934 Act with regard to an acquisition proposal; provided that if such disclosure has the effect of withdrawing, modifying or qualifying the recommendation to our stockholders in a manner adverse to Carl Zeiss, merger sub or the approval of the merger agreement by our board of directors, Carl Zeiss shall have the right to terminate the merger agreement as described under "-- Termination of the Merger Agreement."

     The merger agreement provides that the term "superior proposal" means any bona fide, written acquisition proposal made in compliance with the terms of the merger agreement for at least a majority of the outstanding shares or all or substantially all of the assets of SOLA, which is reasonably capable of being consummated on the terms proposed, and which our board of directors determines in good faith by a majority vote, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation and such other facts as the board of directors deems in good faith are appropriate) is more favorable and provides greater value to all our stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed and subject to no conditions other than those set forth in the financing commitment letter provided to Carl Zeiss referred to under "The Merger Agreement -- Conditions to the Merger."

FINANCING COOPERATION

     Under the merger agreement, we agreed to provide, cause our officers, directors, employees, accountants, auditors, consultants, legal counsel, financing sources, agents and other representatives to provide, all reasonable cooperation in connection with the arrangement by Carl Zeiss TopCo of the financing referred to under "The Merger Agreement -- Conditions to the Merger," the consummation of the financing and the refinancing of our indebtedness, including (1) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies; (2) preparation of business projections, financial statements, offering and/or information memoranda, private placement memoranda, prospectuses and similar documents and (3) execution and delivery of certificates and documents; provided that the financing may not require the payment of any commitment or other similar fee or impose any other liability on SOLA prior to the effective time of the merger.

REASONABLE EFFORTS

     We, Carl Zeiss TopCo and merger sub have agreed, and Carl Zeiss and EQT have separately agreed, that each of us will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including the following:

     - preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

     - obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

     However, Carl Zeiss TopCo is not obligated to agree to (1) any restraint or prohibition on Carl Zeiss TopCo's ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of SOLA or of Carl Zeiss TopCo, (2) any disposal by Carl Zeiss TopCo or any of its affili ates of or requirement to hold separate all or any material portion of the business or assets of SOLA or of Carl Zeiss TopCo, (3) any material limitations on the ability of Carl Zeiss TopCo, merger sub or any of Carl Zeiss TopCo's other affiliates effectively to exercise full rights of ownership of the shares, including the right to vote any shares acquired or owned by Carl Zeiss TopCo, merger sub or any of Carl Zeiss TopCo's other affiliates on all matters properly presented to our stockholders, (4) any divestiture by Carl Zeiss TopCo, merger sub or any of Carl Zeiss TopCo's other affiliates of any shares or (5) any other material restrictions on the conduct of the business of Carl Zeiss TopCo or any of its affiliates after the effective time of the merger. In addition, Carl Zeiss TopCo is not obligated to undertake any litigation as a result of a decision by a governmental authority.

PUBLICITY

     Carl Zeiss TopCo and merger sub, on the one hand, and we, on the other hand, have agreed to consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to the merger agreement or the transactions contemplated thereby.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that, upon completion of the merger, Carl Zeiss TopCo and the surviving corporation will indemnify and hold harmless all or our past and present officers and directors to the fullest extent permitted by applicable laws and our certificate of incorporation and bylaws as in effect on the date of the merger.

     The merger agreement also provides that the surviving corporation will maintain for a period of six years after completion of the merger directors' and officers' liability insurance policies maintained by SOLA on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, although the surviving corporation will not be required to make annual premium payments in excess of 250% of the annual premiums paid by the surviving corporation for directors' and officers' liability insurance in the last full fiscal year. In the event that the surviving corporation is unable to maintain or obtain such insurance, the surviving corporation will obtain a policy with the greatest coverage available for an amount not to exceed 250% of the annual premiums paid by the surviving corporation for directors' and officers' liability insurance in the last full fiscal year. In lieu of such insurance coverage, if the premium and terms are acceptable to Carl Zeiss TopCo, we may purchase a six year "tail" policy covering directors' and officers' liability, and covering each person presently covered.

EMPLOYEE BENEFITS MATTERS

     Under the merger agreement, Carl Zeiss TopCo and we have agreed:

     - for not less than twelve months following the effective time of the merger, Carl Zeiss TopCo and the surviving corporation will provide benefits that are no less favorable in the aggregate than as provided under our employee plans on the date of the merger agreement for each employee of SOLA as of the closing date;

     - employees will be given credit for all service with SOLA under all employee benefit plans and arrangements currently maintained or established in the future by Carl Zeiss TopCo in which they are or become participants for purposes of participation eligibility and vesting to the same extent as if rendered to Carl Zeiss TopCo;

     - the surviving corporation will waive or cause to be waived any preexisting condition limitation applicable to an affected employee other than any limitation already in effect with respect to such affected employee that has not been satisfied as of the effective time of the merger under the similar employee plan; and

     - the surviving corporation will recognize (or cause to be recognized) the dollar amount of all expenses incurred by affected employees during the calendar year in which the effective time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for such year under the relevant benefit plans of the surviving corporation.

     In addition, under the merger agreement, we and Carl Zeiss TopCo have agreed that all unvested stock options will be effectively accelerated and vested and unvested stock options will be "cashed out" in connection with the merger, meaning that holders of vested and unvested stock options will receive cash payments for each share underlying their options equal to the excess, if any, of $28.00 per share over the exercise price per share of their options, subject to any required withholding for taxes.

CONDITIONS TO THE MERGER

     Our, Carl Zeiss TopCo's and merger sub's respective obligations to consummate the merger are subject to the satisfaction of the following conditions:

     - approval and adoption of the merger agreement by our stockholders in accordance with Delaware law;

     - no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the merger;

     - all applicable waiting periods have expired or been terminated under applicable antitrust statutes of, and all necessary consents and approvals have been received from the relevant competition authorities of, Australia, the European Union and Switzerland relating to the transactions contemplated by the merger agreement and the master agreement; and

     - any applicable waiting periods under the HSR Act relating to the transactions contemplated by the merger agreement and the master agreement shall have expired or been terminated.

     Carl Zeiss and merger sub are not obligated to consummate the merger unless a number of additional conditions are satisfied, including:

     - we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the effective time;

     - our representations and warranties contained in the merger agreement and in any certificate or other writing delivered by us pursuant to the merger agreement (1) that are qualified by materiality or material adverse effect shall be true at and as of the effective time as if made at and as of such time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and (2) that are not qualified by materiality or material adverse effect shall be true in all material respects at and as of the effective time as if made at and as of such time (except that those representations and warranties that are not qualified by materiality or material adverse effect which ad dress matters only as of a particular date need only be true and correct in all material respects as of such date);

     - Carl Zeiss TopCo shall have received a certificate signed by our chief executive officer or chief financial officer to the effect of the foregoing two sentences;

     - there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (1) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the merger or seeking to obtain material damages and (2) seeking to restrain or prohibit Carl Zeiss TopCo's ownership or operation (or that of its subsidiaries or affiliates) of all or any material portion of the business or assets of SOLA and its subsidiaries, taken as a whole, or of Carl Zeiss TopCo and its subsidiaries, taken as a whole, or to compel Carl Zeiss TopCo or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of SOLA and its subsidiaries, taken as a whole, or of Carl Zeiss TopCo and its subsidiaries, taken as a whole, which, in the case of clause (2) only, have had or would reasonably be expected to have a material adverse effect on SOLA; and

     - no action shall have been taken, and no law, statute, rule, regulation, injunction, order or decree shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act and the applicable antitrust or merger control statutes of Australia, the European Union and Switzerland, to the transactions contemplated by the merger agreement and the master agreement, that, in the judgment of Carl Zeiss TopCo, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) and (2) of the foregoing sentence;

     - the holders of not more than 10% of the total outstanding shares shall have demanded appraisal of their shares in accordance with Delaware law;

     - the lenders under the commitment letter (or in the commitment letter related to any alternative financing) shall be ready and willing to fund the amounts contemplated by the commitment letter on the terms set forth therein (or in the commitment letters related to any alternative financing) (including, in each case "flex" provisions in any fee letter or otherwise) sufficient to consummate the merger, refinance the debt of SOLA and its subsidiaries and pay related fees and expenses; and

     - we shall have obtained the consent or approval to the transactions contemplated hereby of a contractual counterparty identified in the merger agreement.

     The merger agreement provides that a "material adverse effect," as to any person, means a material adverse effect on the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole.

     We are not obligated to consummate the merger unless the following conditions have been satisfied:

     - each of Carl Zeiss TopCo and merger sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the effective time

     - the representations and warranties of Carl Zeiss TopCo contained in the merger agreement and in any certificate or other writing delivered by Carl Zeiss TopCo pursuant thereto shall be true in all material respects at and as of the effective time as if made at and as of such time; and

     - we shall have received a certificate signed by an officer of Carl Zeiss TopCo to the effect of the foregoing two sentences.

     Either SOLA or Carl Zeiss TopCo and merger sub could choose to waive a condition to its respective obligation to complete the merger even though that condition has not been satisfied.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated, and the merger contemplated thereby may be abandoned, at any time prior to the effective time, whether before or after our stockholders have approved and adopted the merger agreement and the merger:

     - by mutual written agreement of us and Carl Zeiss TopCo;

     - by either us or Carl Zeiss TopCo if:

          (a) the merger has not have been consummated on or before April 30, 2005; provided, that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

          (b) (1) there shall be any law that makes consummation of the merger illegal or otherwise prohibited or (2) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining us or Carl Zeiss TopCo from consummating the merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

          (c) the merger agreement shall not have been approved and adopted in accordance with Delaware law by our stockholders at the special meeting (or any adjournment thereof).

     - by Carl Zeiss TopCo if:

          (a) at any time prior to the adoption and approval of the merger agreement by our stockholders, our board of directors shall (1) have withdrawn, or modified in a manner adverse to Carl Zeiss TopCo, its approval or recommendation of the merger agreement or the merger, as permitted by the merger agreement or (2) approved, recommended or endorsed any alternative acquisition proposal; or

          (b) we shall have breached certain of our obligations with respect to our agreement not to solicit other offers, or, after receipt of an alternative acquisition proposal, shall have breached any of our obligations under the merger agreement; or

     - by us, in accordance with the terms of the merger agreement after our receipt of a superior company proposal; provided, that (1) we have not willfully and materially breached certain of our obligations under our agreement not to solicit other offers and have paid any termination fee payable to Carl Zeiss and (2) Carl Zeiss TopCo does not make, within three business days of receipt of written notification of a superior proposal, an offer that our board of directors determines in good faith, after consultation with its financial advisors, is at least as favorable to our stockholders as the superior proposal.

     In the event that the merger agreement terminates, it will become void and have no effect, without any liability or obligation on the part of any party, except with respect to certain provisions that will survive such termination. However, no such termination will relieve any party from any liability for damages resulting from a willful failure of any party to perform a covenant under the merger agreement.

TERMINATION FEE AND EXPENSES

     We have agreed to pay Carl Zeiss TopCo a termination fee of $22,200,000 if a payment event occurs.

     A "payment event" means (1) the termination of the merger agreement pursuant to the third or fourth bullet point under "-- Termination of the Merger Agreement" or (2) following any termination of the merger agreement pursuant to the second bullet point under "-- Termination of the Merger Agreement" if a bona fide acquisition proposal shall have been made prior to, and not withdrawn by, such termination pursuant to such provision and within 12 months of any such termination pursuant to such provision, our stockholders receive, or we enter into any agreement for our stockholders to receive, pursuant to any event described in this paragraph below, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of SOLA or its subsidiaries otherwise held by such stockholders after such event, in excess of $28.00 per Share (adjusted for any change in the outstanding shares after the date hereof in a manner consistent with the merger agreement):

     - we merge with or into, or are acquired, directly or indirectly, by merger or otherwise by, a third party and our stockholders immediately prior to such merger or acquisition own less than 50% of the capital stock of to such third party;

     - a third party, directly or indirectly, acquires more than 50% of the total assets of SOLA and its subsidiaries, taken as a whole;

     - a third party, directly or indirectly, acquires more than 50% of the outstanding shares, other than a transaction which results in our stockholders immediately prior to such transaction owning more than 50% of the outstanding capital stock of such third party; or

     - we adopt or implement a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares or an extraordinary dividend relating to more than 50% of the outstanding shares or 50% of the assets of SOLA and its subsidiaries, taken as a whole.

     We will reimburse Carl Zeiss TopCo, EQT and Carl Zeiss for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with the merger agreement and the master agreement and the transactions contemplated thereby (including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions and currency and interest rate swaps or other hedging arrangements) up to $10,000,000 for Carl Zeiss TopCo, EQT and Carl Zeiss in the aggregate upon any termination of the merger agreement pursuant to:

     - clause (a) of the second bullet point under "-- Termination of the Merger Agreement" in connection with a failure to satisfy the conditions to Carl Zeiss TopCo's and merger sub's obligations to consummate the merger;

     - the third or fourth bullet point under "-- Termination of the Merger Agreement"; or

     - (in addition to the circumstances described in the second bullet point of this paragraph but without duplication) the first bullet point under "-- Termination of the Merger Agreement," if a bona fide acquisition proposal shall have been made prior to, and not withdrawn by, such termination pursuant such section.

     Upon termination of this Agreement pursuant to clause (a) of the second bullet point under "-- Termination of the Merger Agreement," if, at the time of such termination, all other conditions set forth in the merger agreement have been satisfied other than the financing condition, then Carl Zeiss TopCo shall reimburse us for 100% of our reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of our counsel) actually incurred by us in connection with the merger agreement and the transactions contemplated thereby up to $1,750,000 in the aggregate.

AMENDMENT AND WAIVER

     The merger agreement may be amended or any provision thereof waived by the parties thereto at any time before stockholder approval is obtained, but only by a written instrument signed on behalf of each of the parties in the case of an amendment or by the party against whom a waiver is to be effective in the case of a waiver.

                        MARKET PRICE OF OUR COMMON STOCK

     Our common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "SOL." The following table shows the high and low sale prices of our common stock as reported on the NYSE for the periods indicated:

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED MARCH 31, 2003
First Quarter...............................................  $15.25   $ 8.90
Second Quarter..............................................  $11.50   $ 7.61
Third Quarter...............................................  $13.91   $ 8.81
Fourth Quarter..............................................  $13.10   $10.10
FISCAL YEAR ENDED MARCH 31, 2004
First Quarter...............................................  $18.20   $12.22
Second Quarter..............................................  $18.42   $15.40
Third Quarter...............................................  $19.89   $15.82
Fourth Quarter..............................................  $23.54   $18.68
FISCAL YEAR ENDED MARCH 31, 2005
First Quarter...............................................  $23.60   $16.80
Second Quarter..............................................  $19.98   $15.50
Third Quarter...............................................  $27.75   $17.60
Fourth Quarter (through January 27, 2005)...................  $27.68   $27.01

     The closing sale price of our common stock on the NYSE on December 3, 2004, which was the last trading day before we announced the merger, was $22.11. On January 27, 2005, which is the latest practicable trading day before this proxy statement was printed, the closing price for our common stock on the NYSE was $27.53.

     We have not declared or paid cash dividends on our common stock since 1993. We do not anticipate any cash dividends in the foreseeable future and intend to retain future earnings for the development and expansion of our business.

     As of January 24, 2005, there were 32,231,930 shares of our common stock outstanding held by approximately 252 holders of record.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, by:

     - each person who is known to us to be a beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 5% of our outstanding common stock;

     - each of our directors and executive officers; and

     - all directors, director nominees and executive officers as a group.

     Percentage of beneficial ownership is based on 32,231,930 shares of common stock outstanding as of the record date.

     Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                SHARES BENEFICIALLY OWNED
                                                --------------------------              ADDITIONAL SHARES
                                                  NO. OF         NO. OF                UNDERLYING UNVESTED
NAME AND ADDRESS OF BENEFICIAL OWNER             SHARES(1)     OPTIONS(1)    PERCENT       OPTIONS(2)
------------------------------------            -----------   ------------   -------   -------------------
FIVE PERCENT STOCKHOLDERS
Barclays plc(3)...............................   3,423,575                    10.62%              --
  54 Lombard Street
  London, England EC3P3AH
Dimensional Fund Advisors Inc.................   1,729,100                     5.36%              --
  1299 Ocean Avenue, 11(th) Floor
  Santa Monica, California 90401
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Jeremy C. Bishop..............................      10,000      372,800        1.17%          17,000
  SOLA International Inc.
  10590 West Ocean Air Dr.
  Suite 300
  San Diego, CA 92130
Maurice J. Cunniffe...........................     272,600       68,022        1.05%           1,687
  American Optical
  80 Field Point Road
  Greenwich, CT 06830
Andrew Feshbach...............................           0        3,753           *               --
  Big Dog Holdings, Inc.
  121 Gray Avenue
  Santa Barbara, CA 93101
Robert A. Muh.................................       3,000       31,440           *               --
  Sutter Securities Inc.
  555 California Street
  Suite 3330
  San Francisco, CA 94104
Colombe Nicholas..............................           0        8,000           *               --
  55 Hudson Street
  New York, NY 10013
Jackson L. Schultz............................       8,000       38,073           *              843
  1780 Manor Drive
  Hillsborough, CA 94010
Charles F. Smith..............................           0       14,530           *               --
  505 Frontera Drive
  Pacific Palisades, CA 90272

                                                SHARES BENEFICIALLY OWNED
                                                --------------------------              ADDITIONAL SHARES
                                                  NO. OF         NO. OF                UNDERLYING UNVESTED
NAME AND ADDRESS OF BENEFICIAL OWNER             SHARES(1)     OPTIONS(1)    PERCENT       OPTIONS(2)
------------------------------------            -----------   ------------   -------   -------------------
Barry J. Packham..............................           0       15,000           *           24,000
  SOLA International Inc.
  10590 West Ocean Air Dr.
  Suite 300
  San Diego, CA 92130
Mark Ashcroft.................................           0      105,000           *           15,000
  SOLA International Inc.
  1st Floor, 4 Oaks House
  160 Lichfield Road
  Sutton Coldfield
  West Midlands,
  B74 2TZ
  United Kingdom
Ronald F. Dutt................................         500       34,000           *           51,000
  SOLA International Inc.
  10590 West Ocean Air Dr.
  Suite 300
  San Diego, CA 92130
David A. Cross................................           0       39,270           *           25,000
  SOLA International
  Sherriffs Road
  Lonsdale
  SA 5160
  Australia
Directors and Executive Officers as a Group
  (11 persons)................................     294,100      729,888        3.11%         134,530

---------------
 *  Less than one percent.

(1) This table is based on information supplied by directors, all executive officers and principal stockholders of SOLA and on any Schedules 13D or 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of January 24, 2005 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(2) The column labeled "Additional Shares Underlying Unvested Options" represents shares of common stock subject to options or warrants that are not currently exercisable and that would not become exercisable within 60 days of January 24, 2005 except in connection with the merger. Under the terms of the merger agreement and our stock option agreements, our directors, executive officers, employees and consultants will have their unvested stock options effectively accelerated and their vested and unvested options "cashed out" in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to the excess, if any, of $28.00 per share over the exercise price per share of their options. Accordingly, the column labeled "additional shares underlying unvested options" is intended to represent shares underlying options that are not represented elsewhere in the above table and for which our directors, executive officers or principal stockholders will receive consideration pursuant to the merger agreement. See "The Merger -- Interests of Our Directors and Executive Officers in the Merger."

(3) Barclays Global Investors, N.A. has sole voting power as to 2,592,885 of the shares and sole dispositive power as to 2,808,581 of the shares, and Barclays Global Fund Advisors has sole voting and investment power as to 614,994 of the shares.

                        DISSENTERS' RIGHTS OF APPRAISAL

     Under the Delaware General Corporation Law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your SOLA common stock. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex D of this proxy statement.

     Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     - You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement and the merger. Voting against or failing to vote for approval and adoption of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     - You must not vote in favor of approval and adoption of the merger agreement and the merger. A vote in favor of the approval and adoption of the merger agreement and the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock.

     All demands for appraisal should be addressed to SOLA International Inc., 10590 West Ocean Air Drive, Suite 300, San Diego, CA 92130, Attention: Mark Turfler, Director of Financial Reporting before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

     To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s). BENEFICIAL OWNERS WHO DO NOT ALSO HOLD THE SHARES OF RECORD MAY NOT DIRECTLY MAKE APPRAISAL DEMANDS TO SOLA. THE BENEFICIAL HOLDER MUST, IN SUCH CASES, HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF THOSE SHARES. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

     IF YOU HOLD YOUR SHARES OF OUR COMMON STOCK IN A BROKERAGE ACCOUNT OR IN OTHER NOMINEE FORM AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BROKER OR THE OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each SOLA stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

     After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME, OR LESS THAN THE VALUE THAT YOU ARE ENTITLED TO RECEIVE UNDER THE TERMS OF THE MERGER AGREEMENT.

     Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its SOLA common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

     No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be subject to such conditions as the Chancery Court deems just.

     IN VIEW OF THE COMPLEXITY OF SECTION 262, OUR STOCKHOLDERS WHO MAY WISH TO DISSENT FROM THE MERGER AND PURSUE APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     If the merger is completed, there will be no public stockholders of SOLA International Inc. and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2005 annual meeting of stockholders. In that event, in order to be included in the proxy statement and related proxy card for our 2005 annual meeting, stockholder proposals must have been received by us no later than March 2, 2005. The proposal notice must also have been in accordance with the requirements set forth in our amended and restated by-laws.

                            HOUSEHOLDING INFORMATION

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders will be "householding" our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If you were sent a single proxy statement in a household with multiple stockholders, SOLA will promptly deliver a separate copy of the proxy statement to you if you send a written request to us at 10590 West Ocean Air Drive, Suite 300, San Diego, CA, 92130, Attention: Mark Turfler, Director of Financial Reporting. Stockholders who in the future wish to receive multiple copies can contact us at this same address. If you hold your shares through a broker that is utilizing "householding" and you want to receive separate copies of SOLA's annual report and proxy statement in the future, you should contact your broker.

     Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker, or if such stockholder is a direct holder of shares of our common stock, such stockholder should contact us at 10590 West Ocean Air Drive, Suite 300, San Diego, CA, 92130, Attention: Mark Turfler, Director of Financial Reporting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

        Public Reference Room
         450 Fifth Street, N.W.
         Room 1024
         Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street,

N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 28, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                DECEMBER 5, 2004
                                     AMONG
                            SOLA INTERNATIONAL INC.,
                             CARL ZEISS TOPCO GMBH
                                      AND
                             SUN ACQUISITION, INC.

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                     ARTICLE 1
                                    Definitions


Section 1.01.    Definitions.................................................   A-1
Section 1.02.    Other Definitional and Interpretative Provisions............   A-5

                                     ARTICLE 2
                                    The Merger


Section 2.01.    The Merger..................................................   A-6
Section 2.02.    Consummation................................................   A-6
Section 2.03.    Conversion Of Shares........................................   A-6
Section 2.04.    Surrender And Payment.......................................   A-6
Section 2.05.    Dissenting Shares...........................................   A-7
Section 2.06.    Stock Options...............................................   A-7
Section 2.07.    Adjustments.................................................   A-8
Section 2.08.    Withholding Rights..........................................   A-8
Section 2.09.    Lost Certificates...........................................   A-8

                                     ARTICLE 3
                             The Surviving Corporation


Section 3.01.    Merger Subsidiary...........................................   A-8
Section 3.02.    Certificate of Incorporation................................   A-8
Section 3.03.    Bylaws......................................................   A-8
Section 3.04.    Directors and Officers......................................   A-8

                                     ARTICLE 4
                   Representations and Warranties of the Company


Section 4.01.    Corporate Existence and Power...............................   A-9
Section 4.02.    Corporate Authorization.....................................   A-9
Section 4.03.    Governmental Authorization..................................   A-9
Section 4.04.    Non-contravention...........................................   A-9
Section 4.05.    Capitalization..............................................  A-10
Section 4.06.    Subsidiaries................................................  A-10
Section 4.07.    SEC Filings and the Sarbanes-Oxley Act......................  A-11
Section 4.08.    Financial Statements........................................  A-12
Section 4.09.    Disclosure Documents........................................  A-12
Section 4.10.    Absence of Certain Changes..................................  A-12
Section 4.11.    Customers and Suppliers.....................................  A-13
Section 4.12.    No Undisclosed Material Liabilities.........................  A-14
Section 4.13.    Compliance with Laws and Court Orders.......................  A-14
Section 4.14.    Permits.....................................................  A-14
Section 4.15.    Litigation..................................................  A-14
Section 4.16.    Company Material Contracts..................................  A-14

                                                                               PAGE
                                                                               ----
Section 4.17.    Indebtedness................................................  A-15
Section 4.18.    Non-Compete and Other Restrictions..........................  A-15
Section 4.19.    Property and Leases.........................................  A-16
Section 4.20.    Finders' Fees...............................................  A-16
Section 4.21.    Opinion of Financial Advisor................................  A-16
Section 4.22.    Taxes.......................................................  A-16
Section 4.23.    Employee Benefit Plans......................................  A-17
Section 4.24.    Environmental Matters.......................................  A-19
Section 4.25.    Intellectual Property.......................................  A-20
Section 4.26.    Antitakeover Statutes and Rights Agreement..................  A-20

                                     ARTICLE 5
                     Representations and Warranties of Parent


Section 5.01.    Corporate Existence and Power...............................  A-20
Section 5.02.    Corporate Authorization.....................................  A-21
Section 5.03.    Governmental Authorization..................................  A-21
Section 5.04.    Non-contravention...........................................  A-21
Section 5.05.    Disclosure Documents........................................  A-21
Section 5.06.    Finders' Fees...............................................  A-21
Section 5.07.    Financing; Contribution to Parent...........................  A-21

                                     ARTICLE 6
                             Covenants of the Company


Section 6.01.    Conduct of the Company......................................  A-22
Section 6.02.    Stockholder Meeting; Proxy Material.........................  A-22
Section 6.03.    Access to Information.......................................  A-23
Section 6.04.    No Solicitation; Other Offers...............................  A-23
Section 6.05.    Notices of Certain Events...................................  A-24
Section 6.06.    Financing Cooperation.......................................  A-24

                                     ARTICLE 7
                                Covenants of Parent


Section 7.01.    Obligations of Merger Subsidiary............................  A-25
Section 7.02.    Director and Officer Liability..............................  A-25
Section 7.03.    Financing...................................................  A-26
Section 7.04.    Access to Employees.........................................  A-26

                                     ARTICLE 8
                        Covenants of Parent and the Company


Section 8.01.    Commercially Reasonable Efforts.............................  A-26
Section 8.02.    Certain Filings.............................................  A-27
Section 8.03.    Public Announcements........................................  A-27
Section 8.04.    Further Assurances..........................................  A-27
Section 8.05.    Benefits Continuation; Severance............................  A-27

                                                                               PAGE
                                                                               ----

                                     ARTICLE 9
                             Conditions to the Merger


Section 9.01.    Conditions to Obligations of Each Party.....................  A-28
Section 9.02.    Conditions to the Obligations of Parent and Merger
                 Subsidiary..................................................  A-28
Section 9.03.    Conditions to the Obligations of the Company................  A-29

                                    ARTICLE 10
                                    Termination

Section 10.01.   Termination.................................................  A-30
Section 10.02.   Effect of Termination.......................................  A-30

                                    ARTICLE 11
                                   Miscellaneous


Section 11.01.   Notices.....................................................  A-31
Section 11.02.   Survival of Representations and Warranties..................  A-32
Section 11.03.   Amendments and Waivers......................................  A-32
Section 11.04.   Expenses....................................................  A-32
Section 11.05.   Binding Effect; Benefit; Assignment.........................  A-33
Section 11.06.   Governing Law...............................................  A-33
Section 11.07.   Jurisdiction................................................  A-33
Section 11.08.   WAIVER OF JURY TRIAL........................................  A-34
Section 11.09.   Counterparts; Effectiveness.................................  A-34
Section 11.10.   Entire Agreement............................................  A-34
Section 11.11.   Severability................................................  A-34
Section 11.12.   Specific Performance........................................  A-34

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 5, 2004, among SOLA International Inc., a Delaware corporation (the "COMPANY"), Carl Zeiss TopCo GmbH, a German company ("PARENT"), and Sun Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

     WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of Merger Subsidiary and the Company approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, on the date hereof, the members of the board of directors and each executive officer of the Company have entered into a Voting and Support Agreement (the "VOTING AND SUPPORT AGREEMENT") pursuant to which they have agreed to vote all shares of common stock of the Company owned by them to approve and adopt this Agreement, the Merger and any actions related thereto; and

     WHEREAS, on the date hereof, the Company, Zeiss (as defined herein) and EQT III (as defined herein) have entered into a letter agreement pursuant to which Zeiss and EQT III have each agreed, subject to the terms set forth in such letter agreement, to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement and the Master Agreement (as defined herein).

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company,
(ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iv) any other transaction the consummation of which would reasonably be expected to impede, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     "Board of Directors" means the board of directors of the Company.

     "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "Code" means the Internal Revenue Code of 1986.

     "Company Balance Sheet" means the consolidated balance sheet of the Company as of March 31, 2004, and the footnotes thereto set forth in the Company 10-K.

     "Company Balance Sheet Date" means March 31, 2004.

     "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended March 31, 2004.

     "Confidentiality Agreement" means the Confidentiality Agreement dated August 18, 2004 between the Company, EQT III and Zeiss.

     "Delaware Law" means the General Corporation Law of the State of Delaware.

     "Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any U.S. employee or former U.S. employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability relating to benefits provided to any U.S. employee.

     "Environmental Laws" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, permit or injunction relating to the pollution or protection of the environment (including, without limitation, those relating to human exposure to or the use, distribution, disposal, treatment, storage or release or threatened release of pollutants, contaminants, wastes or chemicals or otherwise hazardous substances, wastes or materials) including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. sec.sec. 9601 et seq.); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. sec.sec. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. sec.sec. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. sec.sec. 6901 et seq.); the Toxic Substances Control Act (15 U.S.C. sec.sec. 2601 et seq.); the Clean Air Act (42 U.S.C. sec.sec. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. sec.sec. 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C.
sec.sec. 300(f) et seq.), and any and all regulations promulgated thereunder, and all state, local and foreign counterparts or equivalents.

     "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other authorizations of governmental authorities required by Environmental Laws for ownership or operation of, the business or assets of the Company or any of its Subsidiaries as currently conducted.

     "EQT" means EQT III and EQT IV.

     "EQT III" means EQT III Limited, a limited liability company organized under the laws of the Bailiwick of Guernsey, with registered offices at East Wing, Trafalgar Court, Admiral Park, St Peter Port, Guernsey GY1 6HJ, Channel Islands, in its capacity as (i) General Partner of EQT III UK No. 1 Limited Partnership, EQT III UK No. 2 Limited Partnership, EQT III UK No. 3 Limited Partnership, EQT III UK No. 4 Limited Partnership, EQT III UK No. 5 Limited Partnership, EQT III UK No. 6 Limited Partnership, EQT III UK No. 7 Limited Partnership, EQT III UK No. 8 Limited Partnership, EQT III UK No. 9 Limited Partnership, EQT III US No. 1 Limited Partnership, EQT III US No. 2 Limited Partnership and EQT III US No. 3 Limited Partnership, (ii) Managing Limited Partner of EQT III GmbH & Co. KG and (iii) Manager of the EQT III Co-Investment Scheme.

     "EQT IV" means EQT IV Limited, a limited liability company organized under the laws of the Bailiwick of Guernsey, with registered office at East Wing, Trafalgar Court, Admiral Court, St Peter Port, Guernsey GY1 6HJ, Channel Islands, in its capacity as (i) General Partner of the EQT IV (General Partner) Limited Partnership in its capacity as General Partner of the EQT IV (No. 1) Limited Partnership and EQT IV (No. 2) Limited Partnership, (ii) Managing Limited Partner of the EQT IV GmbH & Co. KG, and (iii) Manager of the EQT IV Co-Investment Scheme.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Intellectual Property Rights" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, other than information generally available to the public, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

     "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan,
(ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability relating to benefits provided to any non-US. employee.

     "Knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Liens" means (i) Liens disclosed or reserved against on the Company Balance Sheet (or notes thereto) or securing liabilities reflected on the Company Balance Sheet (or notes thereto), (ii) Liens for taxes, assessments and similar charges not yet due or payable or being contested in good faith for which adequate accruals or reserves have been established on the Company Balance Sheet, or (iii) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising in the ordinary course of business, provided that in no event shall a Permitted Lien include any lien in favor of the PBGC or any Employee Plan.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Rights" has the meaning given to such term in the Rights Agreement.

     "Rights Agreement" means the Rights Agreement dated as of August 27, 1998 between the Company and BankBoston, N.A.

     "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

     "SEC" means the Securities and Exchange Commission.

     "Shares" means the shares of common stock, $0.01 par value, of the Company.

     "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     "Third Party" means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

     "Zeiss" means Carl Zeiss AG.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                           SECTION
----                                                          ---------
Affected Employees..........................................       8.05
Certificates................................................       2.04
Commitment Letter...........................................       5.07
Company.....................................................   Preamble
Company Disclosure Documents................................       4.09
Company Disclosure Schedule.................................  Article 4
Company Permits.............................................       4.14
Company Proxy Statement.....................................       4.09
Company SEC Documents.......................................       4.07
Company Securities..........................................       4.05
Company Subsidiary Securities...............................       4.06
Company Stockholder Meeting.................................       6.02
Effective Time..............................................       2.01
e-mail......................................................      11.01
Exchange Agent..............................................       2.04
Financing...................................................       5.07

TERM                                                           SECTION
----                                                          ---------
Financing Agreements........................................       5.07
GAAP........................................................       4.08
Indemnified Person..........................................       7.02
internal controls...........................................       4.07
Liabilities.................................................       4.12
Lead Banks..................................................       5.07
Major Supplier..............................................       4.11
Master Agreement............................................       5.07
Maximum Annual Premium......................................       7.02
Merger......................................................       2.01
Merger Consideration........................................       2.03
Merger Subsidiary...........................................   Preamble
Multiemployer Plan..........................................       4.23
Parent......................................................   Preamble
Payment Event...............................................      11.04
Post-Employment Benefits....................................       4.23
Superior Proposal...........................................       6.04
Surviving Corporation.......................................       2.01
Tax.........................................................       4.22
Taxing Authority............................................       4.22
Tax Return..................................................       4.22
Tax Sharing Agreement.......................................       4.22
Title IV Plan...............................................       4.23
Uncertificated Shares.......................................       2.04
Voting and Support Agreement................................   Recitals

     SECTION 1.02. Other Definitional and Interpretative Provisions. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any specific agreement or contract are to that agreement or contract as amended, modified or supplemented prior to the date hereof in accordance with the terms thereof; provided that with respect to any agreement or contract listed on the Company Disclosure Schedule, all such amendments modifications or supplements must be listed in the Company Disclosure Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority and any amendments thereto.

                                   ARTICLE 2

                                   The Merger

     SECTION 2.01.  The Merger.

     (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as agreed to by the Company and the Parent and as is specified in the certificate of merger.

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     SECTION 2.02. Consummation. Unless this Agreement shall have been terminated and the Merger all have been abandoned pursuant to Section 10.01, and subject to the satisfaction or waiver of the conditions set forth in Article 9, the consummation of the Merger shall take place at 10:00 a.m., New York City time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 5 Business Days, after satisfaction or waiver of the conditions set forth in Article 9, or at such other time or place as Parent and the Company may agree; provided that the consummation of the Merger shall not take place prior to January 31, 2005, without the prior written consent of Parent.

     SECTION 2.03.  Conversion Of Shares.  At the Effective Time:

          (a) except as otherwise provided in Section 2.03(b), Section 2.3(c) or
     Section 2.05, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $28.00 in cash, without interest (the "MERGER CONSIDERATION");

          (b) each Share held by the Company as treasury stock (other than Shares, if any, in an Employee Plan of the Company) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (c) each Share held by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding; and

          (d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     SECTION 2.04.  Surrender And Payment.

     (a) Prior to the Effective Time, the Company shall appoint an agent, subject to Parent's approval of the terms and conditions of such appointment (such approval not to be unreasonably withheld), which shall be the Company's transfer agent (the "EXCHANGE AGENT") for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the "CERTIFICATES") or (ii) uncertificated Shares (the "UNCERTIFICATED SHARES"). At the Effective Time, Parent shall deposit with the Exchange Agent an amount in immediately available funds equal to the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

     (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) to pay for Shares, for which appraisal rights have been perfected and have not been withdrawn or lost 30 days after the Effective Time, shall be returned to Parent, upon demand.

     SECTION 2.05. Dissenting Shares. Notwithstanding Section 2.03, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

     SECTION 2.06.  Stock Options.

     (a) At or immediately prior to the Effective Time, each employee and director stock option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

     (b) Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or
(ii), are necessary to give effect to the transactions contemplated by Section 2.06(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.

     SECTION 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination or exchange of Shares, or stock dividend thereon with a record date during such period or issuer tender or exchange offer or similar transaction (excluding any such change as a result of any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company's stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     SECTION 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     SECTION 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

                                   ARTICLE 3

                           The Surviving Corporation

     SECTION 3.01. Merger Subsidiary. At its election, Parent may substitute any of its direct or indirect wholly-owned Delaware subsidiaries for Merger Subsidiary as a constituent corporation in the Merger. In such an event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 3.02. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.03. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.04. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation (other than the Chairman, who shall be appointed by the directors of the Surviving Corporation).

                                   ARTICLE 4

                 Representations and Warranties of the Company

     Except as set forth in the Disclosure Schedule delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), which sets forth disclosure by specific reference to Sections of this Agreement, the Company represents and warrants to Parent that:

     SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     SECTION 4.02.  Corporate Authorization.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Company's Board of Directors has
(i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) approved and adopted an amendment to the Rights Agreement to render the Rights inapplicable to this Agreement and the transactions contemplated hereby, (iv) approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of Delaware Law, and (v) unanimously resolved to recommend approval and adoption of this Agreement by its stockholders.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and the applicable requirements of laws, rules and regulations in Australia, Brazil, the European Union, Mexico and Switzerland governing antitrust or merger control matters, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, and (d) any actions or filings the absence of which would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, lease or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (b) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses
(c) and (d) that would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.05.  Capitalization.

     (a) The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of preferred stock, $0.01 par value, of the Company. As of November 30, 2004, there were outstanding 32,225,830 Shares and employee and director stock options to purchase an aggregate of 1,614,703 Shares (of which options to purchase an aggregate of 1,329,973 Shares were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company's 1998 Stock Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary or Affiliate owns any shares of capital stock of the Company.

     (b) Except for the Rights, which are not exercisable, and as set forth in this Section 4.05 and for changes since November 30, 2004 resulting from the exercise of employee and director stock options outstanding on such date, there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     SECTION 4.06.  Subsidiaries.

     (a) Each Subsidiary of the Company is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, has all corporate or limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company required to be listed in the Company 10-K and their respective jurisdictions of incorporation are identified in the Company 10-K.

     (b) All of the outstanding capital stock of or other voting securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     SECTION 4.07. SEC Filings and the Sarbanes-Oxley Act. (a)(i) The Company's annual reports on Form 10-K for its fiscal years ended March 31, 2002, 2003 and 2004, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ending June 30, 2004 and September 30, 2004, (iii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since March 31, 2004, (iv) the Company's registration statement filed with the SEC on October 2, 2003, and
(v) all of its other reports, statements, schedules and registration statements filed with the SEC since March 31, 2004 are referred to collectively as the "COMPANY SEC DOCUMENTS". The Company has filed all reports, schedules, forms, statements and other documents (including exhibits, material agreements and other information incorporated therein) required to be filed by the Company with the SEC since March 31, 2002.

     (b) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act since March 31, 2002, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Except as disclosed in the Company SEC Documents filed prior to the date hereof, such disclosure controls and procedures are effective.

     (f) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) ("INTERNAL CONTROLS"). Except as set forth in the Company SEC Documents filed prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, to the Company's auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company's quarterly report for the fiscal quarter ended September 30, 2004 filed on Form 10-Q includes a summary of any such disclosure made by management to the Company's auditors and audit committee since March 31, 2003.

     (g) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934
Act) or director of the Company. The Company has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     SECTION 4.09.  Disclosure Documents.

     (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

     (b) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 4.09 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent and its Affiliates specifically for use therein.

     SECTION 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

          (c) except as contemplated by this Agreement, any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than (i) trade payables, (ii) loans between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) borrowings for working capital purposes by foreign Subsidiaries of the Company pursuant to existing overdraft facilities incurred, assumed or guaranteed in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than Permitted Liens in the ordinary course of business consistent with past practices;

          (f) any making of any material loan, advance or capital contributions to or investment in any Person, other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and, after the date hereof, to the extent not prohibited by this Agreement and contemplated by this Agreement;

          (i) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

          (j) any (i) grant of any severance, change of control or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or, other than in the ordinary course of business consistent with past practices, employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or, other than in the ordinary course of business consistent with past practices, employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than increases in base pay, bonuses or changes in broad-based benefits affecting employees (who are not an officer or director of the Company or its Subsidiaries) in the ordinary course of business consistent with past practice;

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

          (l) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

     SECTION 4.11. Customers and Suppliers. As of the date hereof, to the Knowledge of the Company, no customer which individually and with its Affiliates accounted for more than $2,500,000 in revenues of the Company and its Subsidiaries during the six months ended September 30, 2004 is reasonably likely to decrease its purchases by more than 25% in revenues of the Company and its Subsidiaries for the 12-month period following the date hereof (not including any decrease as a result of currency fluctuations). As of the date hereof, no supplier of the Company or its Subsidiaries to whom the Company or its Subsidiaries made aggregate payments in excess of $10,000,000 in the fiscal year ended March 31, 2004 or a single source supplier to the Company or its Subsidiaries (in each case, a "MAJOR SUPPLIER") has indicated to the Company or its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to the Company or its Subsidiaries. In the event an agreement with a Major Supplier would expire or terminate in accordance with its terms within the next 18 months, the Company is able to either renew such agreement or obtain similar products covered by such agreement from alternative sources under substantially similar terms, except where the failure to renew or obtain would be reasonably expected not to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has knowingly breached any agreement with, or engaged in any fraudulent conduct with respect to, any supplier of the Company or its Subsidiaries.

     SECTION 4.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise ("LIABILITIES"), other than:

          (a) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and

          (b) Liabilities incurred in the ordinary course of business consistent with past practices that would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.13. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, except for failures to comply or violations that have not had and would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.14. Permits. The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, registrations, approvals and clearances of any governmental authority, and has made all filings, applications and registrations with any governmental authority necessary for the Company and its Subsidiaries to own, lease and/or operate its properties or other assets under local law (whether in the United States of America or elsewhere), or to carry on its business in the manner as presently conducted, including, the testing, manufacturing, storing, packaging, labeling and distributing of any product of the Company or any of its Subsidiaries (the "COMPANY PERMITS"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits, or the failure to have made such filings, applications and/or registrations, have not had and would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.15. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     SECTION 4.16.  Company Material Contracts.

     (a) Except as disclosed in Section 4.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

          (i) except for any acquisition agreement entered into after the date hereof permitted by Section 6.01(b), any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than freight orders or purchase orders) providing for either (a) annual payments by the

     Company and its Subsidiaries of $500,000 or more or (b) aggregate payments by the Company and its Subsidiaries of $1,000,000 or more;

          (ii) any sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets (other than freight orders or purchase orders) that provides for either (a) annual payments to the Company and its Subsidiaries of $500,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $1,000,000 or more;

          (iii) any requirements contract that (a) the Company has budgeted or reasonably anticipates aggregate purchases by the Company and its Subsidiaries of $1,000,000 or more or (b) is applicable to the Company's Affiliates other than the Company and its Subsidiaries;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) except any acquisition agreement entered into after the date hereof permitted by Section 6.01(b), any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into by the Company in the past three years or, if entered into by the Company more than three years ago, under which the Company or any of its Subsidiaries still has an outstanding Liability;

          (vi) any franchise or similar agreement;

          (vii) any agency, dealer, sales representative, marketing or other similar agreement;

          (viii) any agreement with any Person to the Knowledge of the Company directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates;

          (ix) any agreement with any director or officer of the Company or any of its Subsidiaries or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

          (x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for defaults, breaches and events of default which, individually and in the aggregate, would reasonably be expected not to have a Material Adverse Effect on the Company. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to the Parent.

     SECTION 4.17. Indebtedness. Except as set forth on Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset).

     SECTION 4.18. Non-Compete and Other Restrictions. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any agreement or arrangement that (a) expressly limits or otherwise restricts the ability of the Company or such Subsidiary to compete in, or conduct, any line of business or to compete with any Person, in each case in any geographic area or during any period of time, or (b) would materially restrict, after the Effective Time, the conduct of the Company's or its Subsidiaries' business, taken as a whole, as presently conducted.

     SECTION 4.19.  Property and Leases.

     (a) The real property assets which are listed on Section 4.19 of the Company Disclosure Schedule constitute all of the principal real property owned, leased, subleased or used by the Company and its Subsidiaries. The Company has made available to Parent true and complete copies of all the leases, including any amendments thereto, any assignments thereof and all non-disturbance agreements related thereto, with respect to the leased properties listed in
Section 4.19 of the Company Disclosure Schedule, and such documents are listed in Section 4.19 of the Company Disclosure Schedule.

     (b) The Company or one of its Subsidiaries has in the case of real property owned in the United States insurable fee simple title to, in the case of real property owned outside of the United States fee simple title to, or in the case of leased property has valid leasehold interests in, all real property assets listed on Section 4.19 of the Company Disclosure Schedule, and good title to all other assets, in each case, reflected in the Company Balance Sheet or represented to Parent as being owned by the Company or one of its Subsidiaries or acquired after the date thereof, free and clear of all Liens of any nature whatsoever other than Permitted Liens and, with respect to such real property assets, Liens which would not materially and adversely effect the current use of such real property assets.

     (c) The Company or one of its Subsidiaries is in possession of all leased real property listed in Section 4.19 of the Company Disclosure Schedule and, with respect to such leased property and with respect to all other leased real property of the Company or any of its Subsidiaries, (i) all leases of such real property are in good standing and are valid, binding and enforceable in accordance with their respective terms and (ii) there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, except to the extent any unenforceability, default or event, individually or in the aggregate, would reasonably be expected not to have a Material Adverse Effect on the Company.

     (d) The material plants, buildings, structures and equipment owned or leased and currently used by the Company have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

     SECTION 4.20. Finders' Fees. Except for UBS Securities LLC, a copy of whose engagement agreement has been provided to Parent, and the fees and expenses of which will be paid by the Company on or prior to the Effective Time, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     SECTION 4.21. Opinion of Financial Advisor. The Board of Directors has received the opinion of UBS Securities LLC, financial advisor to the Company, to the effect that, as of the date of such opinion the Merger Consideration is fair from a financial point of view to the holders of Shares (other than Affiliates of the Company).

     SECTION 4.22.  Taxes.

     (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, and, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes.

     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended March 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) As of the end of the Company's most recent fiscal year on March 31, 2004, the Company's unused net operating losses for U.S. federal income tax purposes were not less than $189 million. No portion of such net operating losses is subject to any limitation under Section 382 of the Code.

     (g) "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement (as defined below) or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). "TAX RETURN" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "TAX SHARING AGREEMENTS" means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

     SECTION 4.23. Employee Benefit Plans. (a) Section 4.23(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan (including, without limitation, each employment, severance or other agreement with any executive officer or other key employees of the Company or any of its Subsidiaries) or a summary thereof. Copies of such plans or summaries (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), if any, and tax return (Form 990), if any, prepared in connection with each such plan or trust.

     (b) Section 4.23(b) of the Company Disclosure Schedule lists the most recent actuarial report for each Employee Plan subject to Title IV of ERISA (other than a "multiemployer plan," as defined below) (a "TITLE IV PLAN"), a copy of which has been provided to Parent. To the Knowledge of the Company, there has been no event which would reasonably be expected to result in a material change in the funded status of any such Employee Plan since the date of valuation reflected in such report. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event," within the meaning of Section 4043 of ERISA, other than a "reportable event" that will not have, and would be reasonably expected not to have, a Material Adverse Effect on the Company, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Title IV Plan. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN").

     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or
5000 of the Code.

     (e) The consummation by the Company of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, benefits, grants or awards under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment, benefit or accelerated vesting of any benefit, grant or award contingent upon the transactions contemplated hereby which is reasonably expected to give rise to the amounts that would not be deductible pursuant to the terms of Section 280G of the Code.

     (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 2004.

     (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

     (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan or Employee Plan administrator or fiduciary before any court or arbitrator or any state, federal or local governmental body, agency or official.

     (k) Section 4.23(k) of the Company Disclosure Schedule contains a correct and complete list identifying each material International Plan or a summary thereof. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualification or registration) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to or announcement (whether or not written) by the Company or any Subsidiary of any amendment to any International Plan that is reasonably expected to increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to the International Plans which provide for payment of pension, severance, termination indemnity, retirement or other post-retirement or post-employment benefits (collectively, "POST-EMPLOYMENT BENEFITS"), the liabilities under all such International Plans (as determined in accordance with U.S. GAAP using reasonable rates and assumptions) are accurately reflected in the Company's financial statements for the fiscal year ended March 31, 2004 contained in the Company 10-K. To the Knowledge of the Company, there has been no event which would reasonably be expected to result in a material change in the funded status of any such International Plan since March 31, 2004, or, if an actuarial report exists, the date of valuation reflected in each such report. Assuming a termination as of the Effective Time of employment of all employees of the Company working in Mexico, the costs and liabilities of the Company and its Subsidiaries in respect of Post-Employment Benefits for all such employees on and after such termination would not exceed $1,000,000. The consummation by the Company of the transactions contemplated by this Agreement (either alone or together with any other event) will not entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, benefits, grants or awards under, increase the amount payable or trigger any other material obligation pursuant to, any International Plan. No notice, notification or other announcement is required to be given under any International Plan to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement (either alone or together with any other event). From and after the Effective Time, Parent and its Affiliates will get the full benefit of any funds, accruals or reserves under such International Plans.

     SECTION 4.24.  Environmental Matters.

     (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and no action, claim, suit or proceeding is pending and none of them and no investigation is, to the Knowledge of the Company, threatened, by any governmental entity or other Person alleging liability of the Company or any Subsidiary under, or violation by the Company or any of its Subsidiaries of, any Environmental Law;

          (ii) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits; and

          (iii) there are no events, conditions or activities that would reasonably be expected to result in or be the basis for any liability of the Company or any of its Subsidiaries under any Environmental Law.

          (iv) Neither the Company nor any of its Subsidiaries is currently conducting any response or other corrective action, including under or pursuant to any voluntary action or third party claim, at any site under any Environmental Law.

     (b) There is no material written investigation, study, audit, test, or other analysis conducted which is in the possession of the Company regarding the current or prior business of the Company or any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries addressing actual or potential liability of the Company or any Subsidiary under, or any violation by the Company or any Subsidiary of, any Environmental Law that has not been made available to Parent at least five Business Days prior to the date hereof.

     SECTION 4.25.  Intellectual Property.

     (a) The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business as currently conducted, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person, except for such infringements, misappropriations or violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company. No Person has infringed, misappropriated or otherwise violated any Intellectual Property Right of the Company or any of its Subsidiaries, except for such infringements, misappropriations or violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

     (b) Section 4.25(b)(i) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority owned by or registered to the Company or any of its Subsidiaries, specifying as to each such Intellectual Property Right, as applicable, (i) the owner of such Intellectual Property Right, (ii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (iii) the registration or application numbers thereof. Section 4.25(b)(ii) of the Company Disclosure Schedule contains a true and complete list of all material written agreements (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for computer software that are generally available) to which the Company or any of its Subsidiaries is a party or otherwise bound and granting or restricting any right to use, exploit or practice any Intellectual Property Rights.

     SECTION 4.26.  Antitakeover Statutes and Rights Agreement.

     (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the Voting and Support Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of Delaware Law, and, accordingly, no such Section nor other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement and the Voting and Support Agreement or any of the transactions contemplated hereby and thereby.

     (b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the Voting and Support Agreement and the transactions contemplated hereby and thereby.

                                   ARTICLE 5

                    Representations and Warranties of Parent

     Parent represents and warrants to the Company that:

     SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement, the Master Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and the applicable requirements of laws, rules and regulations in Australia, Brazil, the European Union, Mexico and Switzerland governing antitrust or merger control matters, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws and (d) any actions or filings the absence of which would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law or (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement, lease or other instrument binding upon Parent or Merger Subsidiary, except for such contraventions, conflicts, violations and breaches referred to in clause (b) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (c) that would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (b) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

     SECTION 5.06. Finders' Fees. Except for Deutsche Bank Securities Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 5.07. Financing; Contribution to Parent. (a) Parent has received and furnished copies to the Company of a commitment letter (and related documents and supplements) from Credit Suisse First Boston International and Deutsche Bank AG London (the "LEAD BANKS") dated as of December 1, 2004, which will be executed by a Subsidiary of Parent, pursuant to which the Lead Banks have committed, subject to the terms and conditions thereof, to enter into a credit agreement with Parent to provide financing (the "COMMITMENT LETTER") and
(b) Parent has furnished a copy to the Company of the English translation of the Master Agreement (including relevant annexes) dated as of December 3, 2004 between Zeiss, EQT III and the other Persons name therein (the "MASTER AGREEMENT"), pursuant to which (x) EQT III (on behalf of certain funds managed by it or other funds managed by EQT IV substituted for such funds at the sole discretion of EQT III) and Zeiss have committed, subject to the terms and conditions stated therein, to contribute to the equity capital of Parent and its Subsidiaries in the manner set forth therein and (y) Zeiss has committed, subject to the terms and conditions stated therein, to make a shareholder loan to Parent in the amount set forth therein. The bank credit agreement referred to in clause (a) above and the Master Agreement referred to in clause (b) above are referred to herein as the "FINANCING AGREEMENTS," and the financing to be provided thereunder or under any alternative arrangements made by Parent is referred to herein as the "FINANCING." The aggregate proceeds of the Financing shall be in an amount sufficient to acquire all the Shares in the Merger, to effect all necessary refinancing of the Company's indebtedness and to pay all related fees and expenses. As of the date hereof, Parent knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Financing Agreements not being satisfied.

                                   ARTICLE 6

                            Covenants of the Company

     The Company agrees that:

     SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws;

          (b) except as provided on Section 6.01(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire any amount of stock or assets of another Person;

          (c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material Subsidiary or any amount of assets, securities or property except the disposal of immaterial assets and securities held for investment purposes in the ordinary course of business consistent with past practice; and

          (d) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     SECTION 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors, subject to its fiduciary duties under applicable law and, if an Acquisition Proposal is received, Section 6.04, shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. After any public disclosure of an Acquisition Proposal having been received by the Company or of a material development with respect to an Acquisition Proposal, the Company agrees to publicly affirm the recommendation of the Board of Directors within 3 Business Days of a written request by Parent. In connection with such meeting, the Company shall (a) promptly prepare and file with the SEC (in no event later than 15 Business Days of the date hereof), shall use its commercially reasonable efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting (and any other Company Disclosure Document required by the 1934 Act), (b) use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) otherwise comply with all legal requirements applicable to such meeting; provided that such proxy materials may include a statement that the Board of Directors has withdrawn or modified in a manner adverse to Parent its recommendation for approval and adoption of this Agreement and the Merger by the Company's stockholders if the Board of

Directors has done so in compliance with Sections 6.02 and 6.04. The Company has been advised that all of its directors and executive officers who own Shares have agreed to vote in favor of the Merger. Except as otherwise specifically indicated in this Section, the Company's obligations under this Section shall not be limited in any respect as a result of the occurrence of any of the events described in Section 6.04(b).

     SECTION 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law, the Company shall (a) give Parent, Zeiss, EQT and their counsel, financial advisors, auditors and lenders reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries (not including access to perform physical examinations or to take samples of the soil, groundwater, air, products or other areas as desired by Parent in its sole discretion), (b) furnish to Parent, Zeiss, EQT, and its and their counsel, financial advisors and auditors such financial and operating data and other information as such Persons may reasonably request and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent, Zeiss and EQT in their investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent, Zeiss, EQT or their Affiliates in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent, Zeiss, EQT and its and their Affiliates shall, and shall cause its and their respective counsel, financial advisors, auditors, lenders and other authorized representatives, to hold any such information obtained pursuant to this Section 6.03 in confidence in accordance with and subject to the provisions of the Confidentiality Agreement.

     SECTION 6.04.  No Solicitation; Other Offers.

     (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) amend or grant any waiver or release or approve any transactions or redeem Rights under the Rights Agreement (except as contemplated herein with respect to the Merger) or (v) enter into any agreement with respect to an Acquisition Proposal other than a confidentiality agreement as permitted by Section 6.04(b).

     (b) Notwithstanding the foregoing, but subject to the provisions of Section 6.04(c), the Board of Directors, directly or indirectly through advisors, agents or other intermediaries, at any time prior to the adoption and approval of the Merger by the Company's stockholders, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with
Section 6.04(a), has made a bona fide written Acquisition Proposal that the Board of Directors determines in good faith by a majority vote constitutes or is reasonably expected to result in a Superior Proposal, (ii) furnish to such Third Party and its auditors, advisors and lenders nonpublic information relating to, and afford such Third Party access to, the business properties, assets, books and records of, the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement including the standstill and no hire provisions in the Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent), (iii) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 6.02 hereof and/or (iv) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors determines in good faith by a majority vote, after considering the advice from the outside legal counsel to the Company, that it should take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal; provided that if such disclosure has the effect of withdrawing, modifying or qualifying the recommendation to the Company's stockholders referred to in
Section 6.02 hereof in a manner adverse to Parent, Merger Subsidiary or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in
Section 10.01(c) of this Agreement. For the avoidance of doubt, for all purposes under this Agreement, including Article 10, any disclosure by the Board of Directors of the status of any Acquisition Proposal (without comment on the merits thereof) shall not be considered a failure to make, withdrawal or modification adverse to Parent or Merger Subsidiary of its recommendation of approval of this Agreement and the Merger by the Company's stockholders.

     (c) The Board of Directors shall not take any of the actions referred to in clauses (i) through (iii) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall provide Parent with copies of any written Acquisition Proposal. The Company shall provide to Parent any information provided to such Third Party. The Company shall promptly inform Parent of any material developments with respect to any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     "Superior Proposal" means any bona fide, written Acquisition Proposal made in compliance with the terms of this Agreement for at least a majority of the outstanding Shares or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, which is reasonably capable of being consummated on the terms proposed, and which the Board of Directors determines in good faith by a majority vote, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation and such other facts as the Board of Directors deems in good faith are appropriate) is more favorable and provides greater value to all the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed and subject to no conditions other than those set forth in the Commitment Letter (whether by including new conditions or conditions similar to the Commitment Letter in a manner that makes such commitment more conditional).

     SECTION 6.05. Notices of Certain Events. The Company shall promptly notify Parent of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.13, 4.15, 4.24 or 4.25, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 6.06. Financing Cooperation. The Company agrees to provide, and shall cause its Subsidiaries and their officers, directors, employees, accountants, auditors, consultants, legal counsel, financing sources, agents and other representatives to provide, all reasonable cooperation in connection with the arrangement by Parent of the Financing, the consummation of the financing and the refinancing of the Company's indebtedness, including (a) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies; (b) preparation of business projections, financial statements, offering and/or information memoranda, private placement memoranda, prospectuses and similar documents and (c) execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, intercreditor arrangements, definitive financing documents, instruments of discharge or release, notices, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and consents of accountants for use of their reports in any materials relating to the Financing; provided that the Financing may not require the payment of any commitment or other similar fee or impose any other liability on the Company prior to the Effective Time.

                                   ARTICLE 7

                              Covenants of Parent

     Parent agrees that:

     SECTION 7.01. Obligations of Merger Subsidiary. Parent shall, and shall cause Merger Subsidiary to, take all action necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

          (a) For six years after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless the present and former officers and directors of the Company (each an "INDEMNIFIED PERSON") in respect of acts or omissions, or alleged acts or omissions, occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 7.02, the Surviving Corporation shall not be obligated to pay premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof (such 250% amount, the "MAXIMUM ANNUAL PREMIUM"); provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the cost not exceeding the Maximum Annual Premium. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six year "tail" prepaid officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy; provided that the premium and terms of such insurance are reasonably acceptable to Parent (it being understood that a policy with a premium not in excess of the Maximum Annual Premium shall be deemed to be reasonably acceptable to Parent).

          (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

          (d) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     SECTION 7.03. Financing. Parent shall use its commercially reasonable efforts to obtain and effectuate the Financing, including using commercially reasonable efforts to (a) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (b) to satisfy all conditions applicable to Parent and Merger Subsidiary in such definitive agreements that are within its control. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (including any "flex" provisions in any fee letter or otherwise), Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources at rates and on terms and conditions to Parent that are not, in the reasonable judgment of Parent, materially less favorable, when taken as a whole, to Parent than set forth in the Commitment Letter (including any "flex" provisions in any fee letter or otherwise) and related documentation. Parent shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without first consulting the Company.

     SECTION 7.04. Access to Employees. Parent agrees that it and its Affiliates after the date hereof and prior to the Effective Time shall not contact any employee of the Company regarding his or her employment with the Surviving Corporation after the Effective Time without the prior approval of the Company's chief executive officer, which shall not be unreasonably withheld. Notwithstanding the foregoing, the Company agrees that it will cooperate with the Parent with respect to planning for Surviving Corporation's business after the Effective Time, including cooperating with a post-transition integration committee; provided that such planning does not interfere with the conduct of the business of the Company and its Subsidiaries.

                                   ARTICLE 8

                      Covenants of Parent and the Company

     The parties hereto agree that:

     SECTION 8.01.  Commercially Reasonable Efforts.

     (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that Parent shall not be obligated to (x) agree to (i) any restraint or prohibition on Parent's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (ii) any disposal by Parent or any of its Affiliates of or requirement to hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) any material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of

Parent's other Affiliates on all matters properly presented to the Company's stockholders, (iv) any divestiture by Parent, Merger Subsidiary or any of Parent's other Affiliates of any Shares or (v) any other material restrictions on the conduct of the business of Parent or any of its Affiliates after the Effective Time (it being understood that any reference to the business or assets of Parent or its Affiliates in clauses (i) through (v) shall include the business and assets contributed pursuant to the Master Agreement) or (y) undertake any litigation as a result of a decision by a governmental authority.

     (b) In furtherance and not in limitation of the foregoing, each of Parent (or, in lieu of Parent, the applicable Affiliate of Parent) and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     SECTION 8.02.  Certain Filings.

     (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, agreements, leases or other instruments, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Parent and its counsel shall be given reasonable opportunity to review and comment on the Company Disclosure Documents before any such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to any Company Disclosure Document promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

     SECTION 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby.

     SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 8.05.  Benefits Continuation; Severance.

     (a) For not less than twelve months following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause their Subsidiaries to provide, benefits that are no less favorable in the aggregate than as provided under Employee Plans or International Plans as in effect on the date hereof applicable to such employee, for each employee of the Company and its Subsidiaries as of the Effective Time ("AFFECTED EMPLOYEES"). Parent and the Surviving Corporation shall comply with the terms of all the Employee Plans and International Plans between the Company and its Subsidiaries and Affected Employees or former employees of the Company and its Subsidiaries, subject to any reserved right to amend or terminate any such Employee Plan or International Plan; provided that no such amendment or termination may be inconsistent with Parent's and the Surviving Corporation's obligations pursuant to the first sentence of this
Section 8.05. Without limiting the generality of the foregoing, Parent and the Surviving Corporation agree to honor all obligations for severance pay and other severance benefits to Affected Employees according to the terms of the Employee Plan providing such pay and benefits, subject to any reserved right to amend or terminate any Employee Plan; provided that no such amendment or termination may be inconsistent with Parent's or the Surviving Corporation's obligations pursuant to the first sentence of this Section 8.05. Parent and the Surviving Corporation shall honor all vacation, holiday, sickness and personal days accrued by Affected Employees.

     (b) Employees shall be given credit for all service with the Company and its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Parent or any of its Subsidiaries in which they are or become participants for purposes of participation eligibility and vesting to the same extent as if rendered to Parent or any of its Subsidiaries. The Surviving Corporation and its Subsidiaries shall waive or cause to be waived any preexisting condition limitation applicable to an Affected Employee other than any limitation already in effect with respect to such Affected Employee that has not been satisfied as of the Effective Time under the similar Employee Plan or International Plan. The Surviving Corporation and its Subsidiaries agree to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for such year under the relevant benefit plans of the Surviving Corporation and its Subsidiaries.

     (c) Without limiting Section 11.05(a), no provision in this Section 8.05 shall be deemed to constitute an employment contract between the Surviving Corporation and any individual, or a waiver of the Surviving Corporation's right to discharge any employee at any time, with or without cause.

                                   ARTICLE 9

                            Conditions to the Merger

     SECTION 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (c) all applicable waiting periods have expired or been terminated under applicable antitrust statutes of, and all necessary consents and approvals have been received from the relevant competition authorities of, Australia, the European Union and Switzerland relating to the transactions contemplated by this Agreement and the Master Agreement; and

          (d) any applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement and the Master Agreement shall have expired or been terminated.

     SECTION 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except that those representations and warranties that are not qualified by materiality or Material Adverse Effect which address matters only as of a particular date need only be true and correct in all material respects as of such date) and (iii) Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect;

          (b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages and (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, which, in the case of clause (ii) only, have had or would reasonably be expected to have a Material Adverse Effect on the Company;

          (c) no action shall have been taken, and no law, statute, rule, regulation, injunction, order or decree shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act and the applicable antitrust or merger control statutes of Australia, the European Union and Switzerland, to the transactions contemplated by this Agreement and the Master Agreement, that, in the judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) and (ii) of paragraph (b) above;

          (d) the Company shall have obtained the consent or approval to the transactions contemplated hereby of each Person set forth in Section 9.02(d) of the Company Disclosure Schedule;

          (e) the holders of not more than 10% of the total outstanding Shares shall have demanded appraisal of their Shares in accordance with Delaware Law; and

          (f) the lenders under the Commitment Letter (or in the commitment letter related to any alternative financing) shall be ready and willing to fund the amounts contemplated by the Commitment Letter on the terms set forth therein (or in the commitment letters related to any alternative financing) (including, in each case "flex" provisions in any fee letter or otherwise) sufficient to consummate the Merger, refinance the debt of the Company and its Subsidiaries and pay related fees and expenses.

     SECTION 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and
(b) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and the Company shall have received a certificate signed by an officer of Parent to the foregoing effect.

                                   ARTICLE 10

                                  Termination

     SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent, if:

             (i) the Merger has not been consummated on or before April 30, 2005; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) (A) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

             (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof).

          (c) by Parent if:

             (i) at any time prior to the adoption and approval of this Agreement by the Company's Stockholders, the Board of Directors shall
        (A) have failed to make, withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, as permitted by Section 6.04(b) or (B) approved, recommended or endorsed any Acquisition Proposal; or

             (ii) the Company shall have breached its obligations under Section
        6.02 or 6.04, or, after receipt of an Acquisition Proposal, shall have breached any of its obligations under this Agreement; or

          (d) by the Company, if, at any time prior to the adoption of this Agreement by the Company's stockholders, the Board of Directors determines by a majority vote to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that the Company
     (A) has not willfully and materially breached its obligations under Section
     6.02 or 6.04 and (B) shall have paid any amounts due pursuant to Section 11.04(b) and provided, further, that (i) the Company notifies Parent, in writing and at least 3 Business Days prior to such termination, of its intention to terminate this Agreement, attaching the terms and conditions of such Superior Proposal and the most current versions of any related agreements, and notifies and provides Parent a copy of any revision of such Superior Proposal and (ii) Parent does not make, within 3 Business Days of receipt of such written notification (or in the case of notification of a revised Superior Proposal, 3 Business Days from the receipt of such revised Superior Proposal), an offer that the Board of Directors determines in good faith, after consultation with its financial advisors, is at least as favorable to the stockholders as such Superior Proposal. The Company agrees to notify Parent promptly if its intention to enter into such agreement shall change at any time after giving such notification.

     The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party, Zeiss or EQT (or any stockholder, director, officer, employee, agent, consultant or representative of such party, Zeiss or EQT) to the other party hereto; provided that, except as provided in Section 11.04(f), if such termination shall result from the willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04 through
11.10 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                 Miscellaneous

     SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

        Carl Zeiss TopCo GmbH
        Turnstrasse 27
        73430 Aalen
        Attention: Dr. Christian Muller
        Facsimile No.: +49 7364 208395
        E-mail: ch.mueller@zeiss.de

     with copies to:

        Carl Zeiss AG
        Carl-Zeiss-StraSSe 22
        D-73447 Oberkochen
        Attention: Ulrich Hoffmann
        Facsimile No.: +49 7364 203911
        E-mail: hoffmann@zeiss.de

        EQT III Limited
        East Wing, Trafalgar Park
        St. Peter Port, Guernsey GY1 6HJ,
        Channel Island
        Attention: David Jeffreys
        Facsimile No.: +44 1481 715602
        E-mail: david@mailjeffreys.com

     and

        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Attention: Phillip Mills
        Facsimile No.: (212) 450 3800
        E-mail: phillip.mills@dpw.com

     if to the Company, to:

        SOLA International Inc.
        Torrey View Corporate Center
        10590 West Ocean Air Drive
        San Diego, CA 92130
        Attention: Jeremy Bishop
        Facsimile No.: (858) 314 0340
        E-mail: jbishop@solaintl.com
     with a copy to:

        Cahill Gordon & Reindel LLP
        80 Pine Street
        New York, New York 10005
        Attention: W. Leslie Duffy
        Facsimile No.: (212) 378-2173
        E-mail: wduffy@cahill.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

     SECTION 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.02, 8.04 and
11.05 through 11.10.

     SECTION 11.03.  Amendments and Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 11.04.  Expenses.

     (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If a Payment Event occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), within five Business Days following the first Payment Event a fee of $22,200,000, unless such Payment Event occurred as a result of a termination under Section 10.01(d), in which case the Company shall pay such fee to Parent simultaneously with the occurrence of such Payment Event.

     "Payment Event" means (i) the termination of this Agreement pursuant to
Section 10.01(c) or 10.01(d); or (ii) following any termination of this Agreement pursuant to Section 10.01(b) if a bona fide Acquisition Proposal shall have been made prior to, and not withdrawn by, such termination pursuant to
Section 10.01(b) and within 12 months of any such termination pursuant to
Section 10.01(b) of this Agreement, stockholders of the Company receive, or the Company enters into any agreement for the stockholders of the Company to receive, pursuant to any event described in clauses (i) through (iv) hereof, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $28.00 per Share (adjusted for any change in the outstanding Shares after the date hereof in a manner consistent with Section 2.07): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party and the stockholders of the Company immediately prior to such merger or acquisition own less than 50% of the capital stock of to such Third Party; (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Shares, other than a transaction which results in the stockholders of the Company immediately prior to such transaction owning more than 50% of the outstanding capital stock of such Third Party or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

     (c) The Company shall reimburse Parent and EQT and Zeiss (by wire transfer of immediately available funds), no later than 5 Business Days after submission of reasonable documentation thereof, for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the Master Agreement and the transactions contemplated hereby and thereby (including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions and currency and interest rate swaps or other hedging arrangements) up to $10,000,000 for Parent, EQT and Zeiss in the aggregate upon any termination of this Agreement pursuant to (i) Section 10.01(b)(i) in connection with a failure to satisfy the conditions set forth in
Section 9.02(a), (ii) Section 10.01(c) or 10.01(d) or (iii) (in addition to the circumstances described in clause (i) of this sentence but without duplication)
Section 10.01(b), if a bona fide Acquisition Proposal shall have been made prior to, and not withdrawn by, such termination pursuant to Section 10.01(b).

     (d) Upon termination of this Agreement pursuant to Section 10.01(b)(i), if, at the time of such termination, all other conditions set forth in Article 9 have been satisfied other than Section 9.02(f), then Parent shall reimburse the Company (by wire transfer of immediately available funds), no later than 5 Business Days after submission of reasonable documentation thereof, for 100% of its reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by it in connection with this Agreement and the transactions contemplated hereby up to $1,750,000 in the aggregate.

     (e) The Company acknowledges that the agreements contained in this Section
11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

     (f) If amounts required to be paid to Parent, Zeiss, EQT or the Company, as applicable, pursuant to this Section 11.04 are paid when due, such payment shall be the exclusive remedy of the receiving party for any claims arising out of this Agreement.

     SECTION 11.05.  Binding Effect; Benefit; Assignment.

     (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Subsidiaries, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve Parent or Merger Subsidiary of its obligations hereunder.

     SECTION 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     SECTION 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     SECTION 11.10. Entire Agreement. Other than the Confidentiality Agreement, this Agreement (including the Company Disclosure Schedule and the Exhibits) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     SECTION 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     SECTION 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          SOLA INTERNATIONAL INC.

                                          By: /s/ Jeremy C. Bishop
                                            ------------------------------------
                                              Name:
                                            Title:

                                          CARL ZEISS TOPCO GMBH

                                          By: /s/ Christian Muller
                                            ------------------------------------
                                              Name: Dr. Christian Muller
                                            Title:   Managing Director

                                          SUN ACQUISITION, INC.

                                          By: /s/ Ulrich Hoffmann
                                            ------------------------------------
                                              Name: Ulrich Hoffmann
                                            Title:

                                                                         ANNEX B

                          VOTING AND SUPPORT AGREEMENT

     VOTING AND SUPPORT AGREEMENT dated as of December 5, 2004 between Carl Zeiss TopCo GmbH, a German company ("PARENT"), Sun Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("MERGER SUBSIDIARY"), and those directors and executive officers of the Company listed on Appendix A hereto (together the "D&O STOCKHOLDERS").

     WHEREAS, Parent, Merger Subsidiary, and Sola International Inc., a Delaware corporation (the "COMPANY"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT") providing for, among other things, the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS, as of the date hereof, each D&O Stockholder directly owns the number of Shares set forth on Appendix A hereto (of record or through a brokerage firm or other nominee arrangement) (such Shares being referred to herein as the "ORIGINAL SHARES"; the Original Shares, together with any other outstanding shares of capital stock of the Company or other outstanding voting securities of the Company acquired (of record or through a brokerage firm or other nominee arrangement) by D&O Stockholders after the date hereof and during the term of this Agreement (including through the exercise of any stock options), being collectively referred to herein as the "SUBJECT SHARES"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have required that the D&O Stockholders enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                               Agreement to Vote

     SECTION 1.01. Voting. Each D&O Stockholder hereby agrees that during the time this Agreement is in effect such D&O Stockholder shall (or shall cause the relevant record holder(s) to), in connection with any meeting or action by written consent of the stockholders of the Company: (a) vote his or her Subject Shares in favor of adoption of the Merger Agreement; (b) vote his or her Subject Shares against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement; and (c) vote his or her Subject Shares against any action or agreement that would reasonably be expected to prevent, impede, interfere with, delay or postpone the consummation of the Merger, including, without limitation any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

     SECTION 1.02. Grant Of Irrevocable Proxy. (a) During the term of this Agreement, each D&O Stockholder hereby grants to Merger Subsidiary, and to each officer of Parent, a proxy to vote his or her Subject Shares as indicated in
Section 1.01. Each D&O Stockholder intends this proxy to be, and this proxy is, irrevocable and coupled with an interest and each D&O Stockholder will immediately take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Each D&O Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done. Each D&O Stockholder hereby revokes any proxy previously granted by him or her with respect to his or her Subject Shares. Each D&O Stockholder intends such proxy to be irrevocable in accordance with Delaware Law.

     (b) Each D&O Stockholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that any such proxies are hereby revoked.

     (c) Each D&O Stockholder understands and acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon, among other things, such D&O Stockholder's execution and delivery of this Agreement.

                                   ARTICLE 2

             Representations and Warranties of the D&O Stockholders

     Each D&O Stockholder represents and warrants to Parent and Merger Subsidiary as to himself, severally and not jointly, as follows:

     SECTION 2.01. Ownership Of Original Shares. Each D&O Stockholder is the beneficial owner of the number of Original Shares set forth on Appendix A hereto. As of the date hereof, each D&O Stockholder does not directly own (of record or through a brokerage firm or other nominee arrangement) any outstanding shares of capital stock of the Company other than his or her Original Shares. Each D&O Stockholder has the sole right to Transfer and direct the voting of his or her Original Shares, and none of his or her Original Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Original Shares, except as set forth in this Agreement.

     SECTION 2.02. Power; Binding Agreement. Each D&O Stockholder has the legal capacity, power and authority to enter into and perform all of his or her obligations under this Agreement. The execution, delivery and performance of this Agreement by each D&O Stockholder will not violate any other agreement to which such D&O Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by each D&O Stockholder and constitutes a valid and binding agreement of each D&O Stockholder, enforceable against each D&O Stockholder in accordance with its terms.

     SECTION 2.03. No Conflicts. No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the fulfillment by each D&O Stockholder of such D&O Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such D&O Stockholder is a party or by which such D&O Stockholder's Subject Shares are bound.

                                   ARTICLE 3

                       Covenants of the D&O Stockholders

     SECTION 3.01. Covenants of the D&O Stockholders. Each D&O Stockholder agrees as to himself, severally and not jointly, as follows:

          (a) Except as contemplated by the terms of this Agreement and the Merger Agreement, such D&O Stockholder shall not:

             (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or consent to or permit any Transfer of, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, his or her Subject Shares to any person, other than Merger Subsidiary or Merger Subsidiary's designee; provided that three months prior to the expiration of any option to purchase Shares in accordance with its terms, the D&O Stockholder who is the holder of that option to purchase Shares may sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Subject Shares in connection with the exercise (cashless or otherwise) of that option to purchase

        Shares in an amount that is sufficient to satisfy the payment of the exercise price and any transaction costs and any tax liability incurred by the D&O Stockholder in connection with such exercise;

             (ii) enter into, or otherwise subject his or her Subject Shares to, any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to his or her Subject Shares; or

             (iii) take any other action that would in any way restrict, limit or interfere with the performance of his or her obligations hereunder or the transactions contemplated to be performed by him hereunder.

          (b) Such D&O Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal or rights to dissent in connection with the Merger that such D&O Stockholder may have with respect to his or her Subject Shares.

          (c) Such D&O Stockholder hereby agrees that any attempted transfer or other disposition in violation of Section 4.01(a)(i) shall be null and void.

     SECTION 3.02. No Solicitation; Other Offers. Each D&O Stockholder, solely in his or her capacity as the owner of his or her Subject Shares as provided in
Section 4.13 of this Agreement (without limiting the obligations of such D&O Stockholder as a director or officer of the Company), agrees that he or she shall not directly or indirectly, (1) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or, (2) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal.

     SECTION 3.03. Further Assurances. Each D&O Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Subsidiary may reasonably request for the purpose of such D&O Stockholder's effective performance of his or her obligations under this Agreement and to vest the power to vote his or her Subject Shares as contemplated by Section 1.02. Parent and Merger Subsidiary jointly and severally agree to use reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement.

                                   ARTICLE 4

                                 Miscellaneous

     SECTION 4.01. Expenses. All costs and expenses incurred by any party in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 4.02. Specific Performance; Remedies. The parties hereto agree that if any of the provisions of this Agreement were not to be performed in accordance with their specific terms or were to be otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that in such circumstances the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties agree that no party shall be entitled to money damages for any breach of this Agreement; provided that a party shall be entitled to recover any reasonable costs and expenses incurred in connection with a successful legal action to enforce the terms of this Agreement.

     SECTION 4.03. Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail

(return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     (a) if to Merger Subsidiary or Parent to:

        Carl Zeiss TopCo GmbH
        Turnstrasse 27
        73430 Aalen
        Attention: Dr. Christian Muller
        Facsimile No.: +49 7364 208395
        E-mail: ch.mueller@zeiss.de

        with copies to:

        Carl Zeiss AG
        Carl-Zeiss-Stra(LOGO)e 22
        D-73447 Oberkochen
        Attention: Ulrich Hoffmann
        Facsimile No.: +49 7364 203911
        E-mail: hoffmann@zeiss.de

        EQT III Limited
        East Wing, Trafalgar Park
        St. Peter Port, Guernsey GY1 6HJ,
        Channel Island
        Attention: David Jeffreys
        Facsimile No.: +44 1481 715602
        E-mail: david@mailjeffreys.com

        and

        Davis, Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Attention: Phillip Mills
        Facsimile No.: (212) 450 3800
        E-mail: phillip.mills@dpw.com

     (b) if to any D&O Stockholder, to his or her address listed on Appendix A hereto or to any other address or facsimile number as that party may hereafter specify for this purpose by notice to the other parties.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received before 5 p.m. local time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 4.04. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each party hereto whose rights or obligations are being amended.

     SECTION 4.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each of the other parties whose rights or obligations would be affected by such assignment and any such purported assignment without such prior written consent shall be null and void; provided that Merger Subsidiary and Parent may assign this Agreement and any of their respective rights, interests and obligations hereunder to any of their respective direct or indirect Subsidiaries without such prior written consent, but no such assignment shall relieve either such party of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each D&O Stockholder agrees as to himself, severally and not jointly, that this Agreement and his or her obligations hereunder shall attach to his or her Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such D&O Stockholder's heirs, guardians, administrators or successors.

     SECTION 4.06. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of Stockholder and Parent irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action shall be heard and determined in such Delaware state or federal court, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

     SECTION 4.07. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 4.08. Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation". References to the "Company" include the Subsidiaries of the Company unless the context clearly requires otherwise. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, will be deemed to refer to December 5, 2004. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided that in no event will Parent or Merger Subsidiary, on the one hand, or the Company or any of its Subsidiaries, on the other, be considered an affiliate of the other such party(ies).

     SECTION 4.09. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

     SECTION 4.10. Stop Transfer Restriction. In furtherance of this Agreement, each D&O Stockholder shall and hereby does authorize Merger Subsidiary's counsel to notify the Company's transfer agent that there is a stop transfer restriction with respect to all of his or her Subject Shares (and that this Agreement places limits on the voting and transfer of his or her shares); provided that (a) each such notification to the Company's transfer agent in accordance with this Section 4.10 shall provide that the relevant stop transfer restriction shall not limit the exercise by that D&O Stockholder of any options to purchase Shares, or the transfer of his or her Subject Shares in compliance with Section 3.01, (b) Merger Subsidiary's counsel shall notify the Company's transfer agent that any such stop transfer restrictions shall, with respect to each D&O Stockholder, terminate and be of no further force or effect on and after April 30, 2005 if the Merger Agreement is terminated in accordance with its terms and (c) Merger Subsidiary's counsel shall give prompt notice to Company's transfer agent once this Agreement and such stop transfer has terminated.

     SECTION 4.11. Entire Agreement; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 4.12. Severability. Whenever possible, each provision of this Agreement will be interpreted in a such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in such jurisdiction, and this

Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     SECTION 4.13. D&O Stockholder Capability. By executing and delivering this Agreement, each D&O Stockholder makes no agreement or understanding herein in his or her capacity or actions as a director, officer or employee of the Company or any subsidiary of the Company. Each D&O Stockholder is signing and entering into this Agreement solely in his or her capacity as the owner of his or her Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him or her in his or her capacity as an employee, officer or director of the Company or any Subsidiary of the Company.

     SECTION 4.14. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, which will remain in full force and effect. Upon any determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     SECTION 4.15. Binding Effect On Signatories. Once this Agreement has been executed by Parent and Merger Subsidiary, this Agreement shall be binding, severally and not jointly, upon each D&O Stockholder who executes this Agreement. Each such executing D&O Stockholder shall be bound hereby, regardless of whether or not any other D&O Stockholder executes this Agreement.

     SECTION 4.16. Expiration. This Agreement and the rights and obligations of the respective parties hereto under this Agreement shall terminate, and be of no further force or effect, on the earliest to occur of (A) the Effective Time,
(B) the termination of this Agreement by written notice from Parent or Merger Subsidiary to each D&O Stockholder and (C) the termination of the Merger Agreement in accordance with its terms; provided that Sections 4.01, 4.03, 4.06, 4.08, 4.11, 4.13, 4.14 and 4.17 shall survive any such termination.

     SECTION 4.17. Nonsurvival Of Representations And Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time or any termination of this Agreement. This Section 4.17 shall not limit any covenant or agreement of a party that by its terms expressly contemplates performance after the Effective Time.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, Parent, Merger Subsidiary and each D&O Stockholder have caused this Agreement to be signed, in the case of Parent and Merger Subsidiary, by their respective officers thereunto duly authorized, as of the date first written above.

                                     CARL ZEISS TOPCO GMBH

                                     By: /s/ Christian Muller
                                        ----------------------------------------
                                         Name: Dr. Christian Muller
                                         Title:  Managing Director

                                     SUN ACQUISITION, INC.

                                     By: /s/ Ulrich Hoffmann
                                        ----------------------------------------
                                         Name: Ulrich Hoffmann
                                         Title:

                                     D&O STOCKHOLDERS

                                     /s/ Jeremy C. Bishop
                                     -------------------------------------------
                                     Name: Jeremy C. Bishop
                                     Title:  President & Chief Executive Officer

                                     /s/ Maurice J. Cunniffe
                                     -------------------------------------------
                                     Name: Maurice J. Cunniffe
                                     Title:  Chairman of the Board of Directors

                                     /s/ Andrew Feshbach
                                     -------------------------------------------
                                     Name: Andrew Feshbach
                                     Title:  Director

                                     /s/ Robert A. Muh
                                     -------------------------------------------
                                     Name: Robert A. Muh
                                     Title:  Director

                                     /s/ Colombe Nicholas
                                     -------------------------------------------
                                     Name: Colombe Nicholas
                                     Title:  Director

                                     /s/ Jackson L. Schultz
                                     -------------------------------------------
                                     Name: Jackson L. Schultz
                                     Title:  Director

                                     /s/ Charles F. Smith
                                     -------------------------------------------
                                     Name: Charles F. Smith
                                     Title:  Director

                                     /s/ Barry J. Packham
                                     -------------------------------------------
                                     Name: Barry J. Packham
                                     Title:  Executive Vice President & General
                                             Manager, North America

                                     /s/ Mark Ashcroft
                                     -------------------------------------------
                                     Name: Mark Ashcroft
                                     Title:  Executive Vice President & General
                                             Manager, Europe

                                     /s/ Ronald F. Dutt
                                     -------------------------------------------
                                     Name: Ronald F. Dutt
                                     Title:  Executive Vice President & Chief
                                             Financial Officer

                                     /s/ David A. Cross
                                     -------------------------------------------
                                     Name: David A. Cross
                                     Title:  Vice President & Managing Director,
                                           Asia Pacific

                                                                      APPENDIX A

                                 SUBJECT SHARES

                                                            SHARES SUBJECT
                                                              TO OPTIONS
D&O                                              SHARES    [FOR INFORMATION
STOCKHOLDERS                     TITLE            OWNED     PURPOSES ONLY]             ADDRESS
------------              --------------------   -------   ----------------   -------------------------

Jeremy C. Bishop          President & Chief       10,000       389,800        SOLA International Inc.
                          Executive Officer                                   10590 W. Ocean Air Dr.
                                                                              Suite 300
                                                                              San Diego, CA 92130


Maurice J. Cunniffe       Chairman of the        275,600        69,709        American Optical
                          Board of Directors                                  80 Field Point Road
                                                                              Greenwich, CT 06830


Andrew Feshbach           Director                     0         3,753        Big Dog Holdings, Inc.
                                                                              121 Gray Avenue
                                                                              Santa Barbara, CA 93101


Robert A. Muh             Director                 3,000        31,440        Sutter Securities Inc.
                                                                              555 California Street
                                                                              Suite 3330
                                                                              San Francisco, CA 94104


Colombe Nicholas          Director                     0         8,000        55 Hudson Street
                                                                              New York, NY 10013


Jackson L. Schultz        Director                 8,000        38,916        1780 Manor Drive
                                                                              Hillsborough, CA 94010


Charles F. Smith          Director                     0        14,530        505 Frontera Drive,
                                                                              Pacific Palisades, CA
                                                                              90272


Barry J. Packham          Executive Vice               0        39,000        SOLA International Inc.
                          President & General                                 10590 W. Ocean Air Dr.
                          Manager, North                                      Suite 300
                          America                                             San Diego, CA 92130


Mark Ashcroft             Executive Vice               0       120,000        SOLA International 1st
                          President & General                                 Floor, 4 Oaks House
                          Manager, Europe                                     160 Lichfield Road
                                                                              Sutton Coldfield
                                                                              West Midlands,
                                                                              B74 2TZ
                                                                              United Kingdom


Ronald F. Dutt            Executive Vice             500        85,000        SOLA International Inc.
                          President & Chief                                   10590 W. Ocean Air Dr.
                          Financial Officer                                   Suite 300
                                                                              San Diego, CA 92130


David A. Cross            Vice President &             0        64,270        SOLA International
                          Managing Director,                                  Sherriffs Road
                          Asia Pacific                                        Lonsdale
                                                                              SA 5160
                                                                              Australia

                                                                         ANNEX C

                       [LETTERHEAD OF UBS SECURITIES LLC]

                                December 5, 2004

The Board of Directors
SOLA International Inc.
10590 West Ocean Air Drive
San Diego, California 92130

Dear Members of the Board:

     We understand that SOLA International Inc. ("SOLA") proposes to enter into an Agreement and Plan of Merger, dated as of December 5, 2004 (the "Agreement"), among SOLA, Carl Zeiss TopCo GmbH, an entity formed by Carl Zeiss AG ("Zeiss") and EQT III Limited ("EQT" and, such newly formed entity, "Parent"), and Sun Acquisition, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, (i) Merger Sub will be merged with and into SOLA (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of SOLA ("SOLA Common Stock") will be converted into the right to receive $28.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of SOLA Common Stock (other than affiliates of SOLA).

     UBS Securities LLC ("UBS") has acted as financial advisor to SOLA in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable in connection with this opinion. UBS in the past has provided services to SOLA unrelated to the proposed Merger, for which services UBS has received compensation. In addition, UBS currently is providing services to certain portfolio companies of EQT, for which services UBS expects to receive compensation, and an affiliate of UBS is an investor in a fund managed by EQT. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of SOLA and affiliates of Zeiss and EQT for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to SOLA or the underlying business decision of SOLA to effect the Merger. Our opinion does not constitute a recommendation to any stockholder of SOLA as to how such stockholder should vote or act with respect to any matters relating to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or the form of the Merger. We have assumed, with your consent, that each of SOLA, Parent and Merger Sub will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on SOLA or the Merger. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of SOLA.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to SOLA; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of SOLA that were provided to us by the management of SOLA and not publicly available, including financial forecasts and estimates prepared by the management of SOLA; (iii) conducted discussions with members of the senior management of SOLA concerning the business and financial prospects of SOLA; (iv) reviewed current and historical market prices of SOLA Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses we believe to be generally comparable to those of SOLA; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) reviewed the Agreement and certain related documents; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SOLA, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SOLA as to the future financial performance of SOLA. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of SOLA Common Stock (other than affiliates of SOLA).

                                          Very truly yours,

                                          /s/ UBS Securities LLC
                                          --------------------------------------
                                          UBS SECURITIES LLC

                                                                         ANNEX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     SECTION 262.  Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation merger who has complied with this subsection and has not voted in favor of or consented to the or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                        SPECIAL MEETING OF STOCKHOLDERS

                                     PROXY

                                       OF

                            SOLA INTERNATIONAL INC.

 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF SOLA INTERNATIONAL
                                      INC.

    The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement dated January 28, 2005, receipt of which are hereby acknowledged, hereby appoints(s) Maurice J. Cunniffe and Jeremy C. Bishop and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of SOLA International Inc. to be held at 10590 West Ocean Air Drive, Suite 300, San Diego, California 92130 on February 28, 2005 at 3:00 p.m., local time, and all continuations, adjournments or postponements thereof.

    You are encouraged to specify your choices by marking the appropriate boxes. Unless otherwise marked, the proxies are appointed with the power and authority to vote the undersigned's shares "FOR" the proposals described on this proxy card. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

    The Board of Directors unanimously recommends a vote FOR:

1. Approval and adoption of the Agreement and Plan of Merger, dated as of December 5, 2004, by and among SOLA International Inc., Sun Acquisition, Inc. and Carl Zeiss TopCo GmbH, the parent of Sun Acquisition, and the merger contemplated by such merger agreement.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

            (continued, and to be signed and dated on reverse side)

                          (continued from other side)

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING, IF SUBMITTED TO A VOTE OF THE STOCKHOLDERS, A MOTION TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

                                    Names:
                                            --------------------------------
                                    --------------------------------------------
                                    --------------------------------------------
                                    Date:
                                            --------------------------------
                                    NOTE: Please sign your name exactly as it
                                    appears on your stock certificate(s).
                                    Joint owners should each sign. When
                                    signing as attorney, executor,
                                    administrator, trustee or guardian please
                                    give full title as such. If a
                                    corporation, partnership or other entity,
                                    please sign in full.